================================================================================

                                CREDIT AGREEMENT


                                  by and among


                       PRODUCTION RESOURCE GROUP, L.L.C.,

                            THE LENDERS PARTY HERETO,

                                       AND

                         THE BANK OF NEW YORK, AS AGENT


                                      with


                     BNY CAPITAL MARKETS, INC., AS ARRANGER


                                ----------------

                                  $130,000,000

                                ----------------



                            Dated as of July 31, 1997

================================================================================

         CREDIT AGREEMENT, dated as of July 31, 1997, by and among PRODUCTION RESOURCE GROUP, L.L.C., a Delaware limited liability company (the "Borrower"), the lenders party hereto (together with their respective assigns, the "Lenders", each a "Lender"), and THE BANK OF NEW YORK, as agent for the Lenders (in such capacity, the "Agent").


1.       DEFINITIONS AND PRINCIPLES OF CONSTRUCTION

         1.1.     Definitions

                  As used in this Agreement, terms defined in the preamble have the meanings therein indicated, and the following terms have the following meanings:

                  "ABR Advances": the Revolving Credit Loans (or any portions thereof), at such time as they (or such portions) are made and/or being maintained at a rate of interest based upon the Alternate Base Rate.

                  "Accountants": Ernst & Young LLP (or any successor thereto), or such other firm of certified public accountants of recognized national standing selected by the Borrower and reasonably satisfactory to the Agent.

                  "Accumulated Funding Deficiency": as defined in Section 302 of ERISA.

                  "Acquisition": with respect to any Person, the purchase or other acquisition by such Person, by any means whatsoever (including through a merger, dividend or otherwise and whether in a single transaction or in a series of related transactions), of (i) any Capital Stock of any other Person if, immediately thereafter, such other Person would be either a Subsidiary of such Person or otherwise under the control of such Person, (ii) any business, going concern or division or segment of any other Person, or (iii) any Property of any other Person other than in the ordinary course of business, provided, however, that no acquisition of all or substantially all of the assets of such other Person shall be deemed to be in the ordinary course of business.

                  "Acquisition Cost": with respect to any Acquisition by any Person, the sum of (i) all cash consideration paid or agreed to be paid by such Person to make such Acquisition (inclusive of all fees in connection therewith, including without limitation payments by such Person of the seller's professional fees and expenses and other out-of-pocket expenses in connection therewith), plus (ii) the fair market value of all non-cash consideration paid by such Person in connection therewith, plus (iii) an amount equal to the principal or stated amount of all liabilities assumed or incurred by such Person in connection therewith. The principal or stated amount of any liability assumed or incurred by a Person in connection with an Acquisition which is a contingent liability shall be an amount equal to the stated amount of such liability or, if the same is not stated, the maximum reasonably anticipated amount payable by such Person in respect thereof as determined by such Person in good faith.

                  "Advance": an ABR Advance or a Eurodollar Advance, as the case may be.

                  "Affected Advance": as defined in Section 3.9.

                  "Affected Principal Amount": in the event that (i) the Borrower shall fail for any reason to borrow a Revolving Credit Loan in respect of which it shall have requested a Eurodollar Advance or convert an Advance to a Eurodollar Advance after it shall have notified the Agent of its intent to do so, an amount equal to the principal amount of such Eurodollar Advance; (ii) a Eurodollar Advance shall terminate for any reason prior to the last day of the Interest Period applicable thereto, an amount equal to the principal amount of such Eurodollar Advance; and (iii) the Borrower shall prepay or repay all or any part of the principal amount of a Eurodollar Advance prior to the last day of the Interest Period applicable thereto, an amount equal to the principal amount of such Advance so prepaid or repaid.


                  "Affiliate": as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (i) to vote 5% or more of the securities or other interests having ordinary voting power for the election of directors or other managing Persons thereof or (ii) to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

                  "Aggregate Commitment Amount": at any time, the sum at such time of the Commitment Amounts of all Lenders.

                  "Aggregate Credit Exposure": at any time, the sum at such time of the outstanding principal balance of the Revolving Credit Loans of all Lenders.

                  "Agreement": this Credit Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

                  "Alternate Base Rate": on any date, a rate of interest per annum equal to the higher of (i) the Federal Funds Rate in effect on such date plus 1/2 of 1% or (ii) the BNY Rate in effect on such date.

                  "Applicable Fee Percentage": with respect to the Commitment Fee, at all times during which the applicable Pricing Level set forth below is in effect, the appropriate applicable percentages corresponding to the Leverage Ratio in effect as set forth below next to such Pricing Level and under the applicable column:

  Pricing                                                          Applicable
   Level      Leverage Ratio                                     Fee Percentage
   -----      --------------                                     --------------

     I        Greater than or equal to 3.00:1.00                     0.375%
    II        Greater than or equal to 2.50:1.00 but                 0.375%
              less than 3.00:1.00
    III       Greater than or equal to 2.00:1.00 but                 0.375%
              less than 2.50:1.00
    IV        Greater than or equal to 1.50:1.00 but                 0.375%
              less than 2.00:1.00
     V        Less than 1.50:1.00                                    0.250%

Changes in the Applicable Fee Percentage resulting from a change in a Pricing Level shall become effective upon the due date (the 45th day after the end of the first three fiscal quarters or the 90th day after the end of the last fiscal quarter) of delivery by the Borrower to the Agent of a Compliance Certificate pursuant to Section 7.1(c) evidencing a change in the Leverage Ratio which would affect the Pricing Level. If the Borrower shall fail to deliver a Compliance Certificate within 45 days after the end of each of the first three fiscal quarters (or 90 days after the end of the last fiscal quarter) as required by
Section 7.1(c), Pricing Level I shall apply from and including the 46th day (the

91st day in the case of the last quarter) after the end of such fiscal quarter to the date of the delivery by the Borrower to the Agent of a Compliance Certificate demonstrating that a different Pricing Level is applicable, which different Pricing Level shall apply from the date of delivery of such Compliance Certificate. Notwithstanding the foregoing, no reduction in the Applicable Fee Percentage shall become effective if an Event of Default shall have occurred and be continuing.

                  "Applicable Lending Office": in respect of any Lender, (i) in the case of such Lender's ABR Advances, its Domestic Lending Office and (ii) in the case of such Lender's Eurodollar Advances, its Eurodollar Lending Office.

                  "Applicable Margin": with respect to the unpaid principal balance of ABR Advances and Eurodollar Advances, in each case at all times during which the applicable Pricing Level set forth below is in effect, the appropriate applicable percentages corresponding to the Leverage Ratio in effect as set forth below next to such Pricing Level and under the applicable column:


                                                         Applicable         Applicable Margin
 Pricing                                               Margin for ABR              for
  Level                  Leverage Ratio                   Advances          Eurodollar Advances
  -----                  --------------                   --------          -------------------

    I             Greater than or equal to                  1.125%                 2.250%
                  3.00:1.00
    II            Greater than or equal to                  0.750%                 1.875%
                  2.50:1.00 but less than
                  3.00:1.00
   III            Greater than or equal to                  0.500%                 1.625%
                  2.00:1.00 but less than
                  2.50:1.00
    IV            Greater than or equal to                  0.250%                 1.375%
                  1.50:1.00 but less than
                  2.00:1.00
    V             Less than 1.50:1.00                       0.000%                 1.125%

Changes in the Applicable Margin resulting from a change in the Pricing Level shall become effective upon the due date (the 45th day after the end of the first three fiscal quarters or the 90th day after the end of the last fiscal quarter) of delivery by the Borrower to the Agent of a Compliance Certificate pursuant to Section 7.1(c) evidencing a change in the Leverage Ratio which would affect the Pricing Level. If the Borrower shall fail to deliver a Compliance Certificate within 45 days after the end of each of the first three fiscal quarters (or 90 days after the end of the last fiscal quarter) as required by

Section 7.1(c), Pricing Level I shall apply from and including the 46th day (the 91st day in the case of the last quarter) after the end of such fiscal quarter to the date of the delivery by the Borrower to the Agent of a Compliance Certificate demonstrating that a different Pricing Level is applicable, which different Pricing Level shall apply from the date of delivery of such Compliance Certificate. Notwithstanding the foregoing, no reduction in the Applicable Margin shall become effective if an Event of Default shall have occurred and be continuing.

                  "Approved Bank": any bank whose (or whose parent company's) unsecured non-credit supported short-term commercial paper rating from (i) Standard & Poor's is at least A-1 or the equivalent thereof or (ii) Moody's is at least P-1 or the equivalent thereof.

                  "Assignment and Acceptance Agreement": an assignment and acceptance agreement executed by an assignor and an assignee, substantially in the form of Exhibit H.

                  "Assignment Fee": as defined in Section 11.7(b).

                  "Authorized Signatory": as to (i) any Person which is a corporation, the chairman of the board, the president, any vice president, the chief financial officer or any other officer (acceptable to the Agent) thereof and (ii) any Person which is not a corporation, a general partner, Managing Person or other appropriate appointed officer (acceptable to the Agent) thereof.

                  "Available Commitment Amount": at any time, an amount equal to the Aggregate Commitment Amount at such time minus the Aggregate Credit Exposure at such time.

                  "Bash Acquisition": shall mean the acquisition evidenced by an acquisition agreement, dated July 3, 1997 by and among Bash Theatrical Lighting, Inc., Bash Theatrical Lighting Inc. - West Coast, Bash Lighting Services, Inc., Bash Lighting Services Mid-Atlantic, Inc., Bash Exposition Services, Inc., Donald Stern, Robert Cannon and the Borrower.

                  "Benefited Lender": as defined in Section 11.11(a).

                  "BNY": The Bank of New York.

                  "BNY Capital Markets": BNY Capital Markets, Inc.

                  "BNY Rate": a rate of interest per annum equal to the rate of interest publicly announced in New York City by BNY from time to time as its prime commercial lending rate, such rate to be adjusted automatically (without notice) on the effective date of any change in such publicly announced rate.

                  "Borrowing Date": any Business Day on which the Lenders make Revolving Credit Loans to the Borrower.

                  "Borrowing Request": a request for Revolving Credit Loans in the form of Exhibit C.

                  "Business Day": for all purposes other than as set forth in clause (ii) below, (i) any day other than a Saturday, a Sunday or a day on which commercial banks located in New York City are authorized or required by law or other governmental action to close, and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Advances, any day which is a Business Day described in clause (i) above and which is also a day on which eurodollar funding between banks may be carried on in London, England.

                  "Capital Expenditures": with respect to any Person for any period, the aggregate of all expenditures incurred by such Person during such period which, in accordance with GAAP, are required to be included in "Additions to Property, Plant or Equipment" or similar items reflected on the balance sheet of such Person or are required to be included in increases in deferred production costs, provided, however, that "Capital Expenditures" shall not include (i) Capital Lease Obligations, or (ii) expenditures of proceeds of insurance settlements in respect of lost, destroyed or damaged assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed or damaged assets, equipment or other property within six months of the receipt of such proceeds or (iii) Acquisition Costs incurred in connection with Permitted Acquisitions.

                  "Capital Lease Obligations": with respect to any Person, obligations of such Person with respect to leases which are required to be capitalized for financial reporting purposes in accordance with GAAP.

                  "Capital Stock": as to any Person, all shares, interests, partnership interests, limited liability company interests, membership units, participations, rights in or other equivalents (however designated) of such Person's equity (however designated) and any rights, warrants or options exchangeable for or convertible into such shares, interests, units, participations, rights or other equity.

                  "Cash Equivalents": (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in full support thereof) having maturities of not more than twelve months from the date of acquisition, (ii) Dollar denominated time deposits, certificates of deposit and bankers acceptances of (x) any Lender or (y) any Approved Bank, in any such case with maturities of not more than twelve months from the date of acquisition, (iii) commercial paper issued by any Approved Bank or by the parent company of any Approved Bank and commercial paper issued by, or guaranteed by, any industrial or financial company with an unsecured non-credit supported short-term commercial paper rating of at least A-1 or the equivalent by Standard & Poor's or at least P-1 or the equivalent by Moody's, or guaranteed by any industrial or financial company with a long term unsecured non-credit supported senior debt rating of at least A or A-2, or the equivalent, by Standard & Poor's or Moody's, as the case may be, and in each case maturing within twelve months after the date of acquisition, (iv) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within twelve months from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's or Moody's, (v) investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (i) through (iv) above and (vi) fully collateralized repurchase agreements with a term of not more than twelve months for securities described in clause (i) above and entered into with any Lender, any Approved Bank or primary dealers in U.S. Government securities; in each case so long as the same (x) provide for the payment of principal and interest (and not principal alone or interest alone) and (y) are not subject to any contingency regarding the payment of principal or interest.

                  "Change of Control": any one or more of the following events:
(a) the Harris Group shall fail to own, beneficially and of record, directly or indirectly 80% of the issued and outstanding voting Capital Stock of the Borrower and of each of the Guarantors owning, beneficially and of record any Capital Stock of the Borrower or (b) the Harris Group shall fail to own, beneficially and of record, directly or indirectly 25% of the issued and outstanding Capital Stock of the Borrower and each of the Guarantors owning, beneficially and of record any Capital Stock of the Borrower.

                  "Code": the Internal Revenue Code of 1986, as the same may be amended from time to time, or any successor thereto, and the rules and regulations issued thereunder, as from time to time in effect.

                  "Collateral": collectively, the Property in which a security interest is granted under the Collateral Documents.

                  "Collateral Documents": collectively, (i) the Pledge Agreements, the Security Agreement, the Guaranty, and (ii) all documents executed or delivered in connection with any of the foregoing.

                  "Commitment": in respect of any Lender, such Lender's undertaking during the Commitment Period to make Revolving Credit Loans, subject to the terms and conditions hereof, in an aggregate outstanding principal amount not exceeding the Commitment Amount of such Lender.

                  "Commitment Amount": as of any date and with respect to any Lender, the amount set forth adjacent to its name under the heading "Commitment Amount" in Exhibit A on such date or, in the event that such Lender is not listed in Exhibit A, the "Commitment Amount" which such Lender shall have assumed from another Lender in accordance with Section 11.7 on or prior to such date, in each case as the same may be adjusted from time to time pursuant to Sections 2.4 and 11.7.

                  "Commitment Fee": as defined in Section 3.2(a).


                  "Commitment Percentage": as to any Lender in respect of such Lender's Commitment, the percentage equal to such Lender's Commitment Amount divided by the Aggregate Commitment Amount (or, if no Commitments then exist, the percentage equal to such Lender's Commitment Amount on the last day upon which Commitments did exist divided by the Aggregate Commitment Amount on such day).

                  "Commitment Period": the period from the Effective Date until the Commitment Termination Date.

                  "Commitment Termination Date": the earlier of the Business Day immediately preceding the Maturity Date or such other date upon which the Commitments shall have been terminated in accordance with Section 2.4 or Section 9.2.

                  "Compensatory Interest Payment": as defined in Section 3.1(c).

                  "Compliance Certificate": a certificate substantially in the form of Exhibit E.

                  "Consolidated": the Borrower and its Subsidiaries which are consolidated for financial reporting purposes.

                  "Contingent Obligation": as to any Person ( a "secondary obligor"), any obligation of such secondary obligor (i) guaranteeing or in effect guaranteeing any return on any investment made by another Person, or (ii) guaranteeing or in effect guaranteeing any Indebtedness, lease, dividend or other obligation (a "primary obligation") of any other Person (a "primary obligor") in any manner, whether directly or indirectly, including any obligation of such secondary obligor, whether contingent, (A) to purchase any primary obligation or any Property constituting direct or indirect security therefor, (B) to advance or supply funds (x) for the purchase or payment of any primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of a primary obligor, (C) to purchase Property, securities or services primarily for the purpose of assuring the beneficiary of any primary obligation of the ability of a primary obligor to make payment of a primary obligation, (D) otherwise to assure or hold harmless the beneficiary of a primary obligation against loss in respect thereof, and (E) in respect of the liabilities of any partnership in which a secondary obligor is a general partner, except to the extent that such liabilities of such partnership are nonrecourse to such secondary obligor and its separate Property, provided, however, that the term "Contingent Obligation" shall not include the indorsement of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation of a Person shall be deemed to be an amount equal to the stated or determinable amount of a primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

                  "Control Person": as defined in Section 3.6.


                  "Conversion Date": the date on which: (i) a Eurodollar Advance is converted to an ABR Advance, (ii) an ABR Advance is converted to a Eurodollar Advance or (iii) a Eurodollar Advance is converted to a new Eurodollar Advance.

                  "Credit Exposure": with respect to any Lender as of any date, the sum as of such date of the outstanding principal balance of such Lender's Revolving Credit Loans.

                  "Credit Party": the Borrower and each other party (other than the Agent and the Lenders) to a Loan Document.

                  "Default": any event or condition which constitutes an Event of Default or which, with the giving of notice, the lapse of time, or any other condition, would, unless cured or waived, become an Event of Default.

                  "Disposition": with respect to any Person, any sale, assignment, transfer or other disposition by such Person, by any means, of (i) the Capital Stock of any other Person, (ii) any business, going concern or division or segment thereof, or (iii) any other Property of such Person other than in the ordinary course of business, provided, however, that no such sale, assignment, transfer or other disposition of Property (other than Property sold in the ordinary course of business) shall be deemed to be in the ordinary course of business (a) if the fair market value thereof is in excess of $250,000, or
(b) to the extent the fair market value thereof, when aggregated with all other sales, assignments, transfers and other dispositions made by such Person within the same fiscal year exceeds $500,000 or (c) if it is the sale, assignment, transfer or disposition of (1) all or substantially all of the Property of such Person, or (2) any Operating Entity.

                  "Dollars" and "$": lawful currency of the United States.

                  "Domestic Lending Office": in respect of (i) any Lender listed on the signature pages hereof, initially, the office or offices of such Lender designated as such on Schedule 1.1; thereafter, such other office of such Lender, through which it shall be making or maintaining ABR Advances, as reported by such Lender to the Agent and the Borrower and (ii) in the case of any other Lender, initially, the office or offices of such Lender designated as such on Schedule 2 of the Assignment and Acceptance Agreement or other document pursuant to which it became a Lender; thereafter, such other office of such Lender, through which it shall be making or maintaining ABR Advances, as reported by such Lender to the Agent and the Borrower.

                  "EBITDA": for any period, Consolidated net income (or loss) of the Borrower and its Subsidiaries for such period, determined in accordance with GAAP plus the sum of, without duplication, (i) Interest Expense for such period,
(ii) provision for income taxes for such period and (iii) depreciation, amortization and other non-cash charges, each to the extent deducted in determining such net income for such period, and adjusted for any extraordinary gains and losses from sales, exchanges and other dispositions of Property not in the ordinary course of business and other non-recurring items (except non-recurring losses in connection with net deferred production costs), including without limitation, any non-recurring expenses or charges made in connection with the Bash Acquisition (including bonus payments made in connection therewith in an amount not to exceed $2,000,000) and calculated after giving effect to Acquisitions, mergers and other Dispositions of the Borrower and its Subsidiaries during such period as if such transactions had occurred on the first day of such period.

                  "ECTS": ECTS, a Scenic Technology Company, Inc., a New York corporation.

                  "ECTS-LV": ECTS Contracting of Las Vegas, Inc., a Nevada corporation.

                  "Effective Date": July 31, 1997.

                  "Eligible Assignee": a Lender, any affiliate of a Lender and any other bank, insurance company, pension fund, mutual fund or other financial institution.

                  "Employee Benefit Plan": an employee benefit plan within the meaning of Section 3(3) of ERISA maintained, sponsored or contributed to by the Borrower, any of its Subsidiaries or any ERISA Affiliate.

                  "Environmental Laws": any and all federal, state and local laws relating to the environment, the use, storage, transporting, manufacturing, handling, discharge, disposal or recycling of hazardous substances, materials or pollutants or industrial hygiene, and including (i) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 USCA ss.9601 et seq.; (ii) the Resource Conservation and Recovery Act of 1976, as amended, 42 USCA ss.6901 et seq.; (iii) the Toxic Substance Control Act, as amended, 15 USCA ss.2601 et seq.; (iv) the Water Pollution Control Act, as amended, 33 USCA ss.1251 et seq.; (v) the Clean Air Act, as amended, 42 USCA ss.7401 et seq.; (vi) the Hazardous Materials Transportation Authorization Act of 1994, as amended, 49 USCA ss.5101 et seq. and (vii) all rules, regulations, judgments, decrees, injunctions and restrictions thereunder and any analogous state law.

                  "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations issued thereunder, as from time to time in effect.

                  "ERISA Affiliate": when used with respect to an Employee Benefit Plan, ERISA, the PBGC or a provision of the Code pertaining to employee benefit plans, any Person which is a member of any group of organizations within the meaning of Sections 414(b) or (c) of the Code (or, solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, Sections 414(m) or (o) of the Code) of which the Borrower or any of its Subsidiaries is a member.

                  "Eurodollar Advances": collectively, the Revolving Credit

Loans (or any portions thereof), at such time as they (or such portions) are made and/or being maintained at a rate of interest based upon the Eurodollar Rate.

                  "Eurodollar Lending Office": in respect of (i) any Lender listed on the signature pages hereof, initially, the office or offices of such Lender designated as such on Schedule 1.1;

thereafter, such other office of such Lender, through which it shall be making or maintaining Eurodollar Advances, as reported by such Lender to the Agent and the Borrower and (ii) in the case of any other Lender, initially, the office or offices of such Lender designated as such on Schedule 2 of the Assignment and Acceptance Agreement or other document pursuant to which it became a Lender; thereafter, such other office of such Lender, through which it shall be making or maintaining Eurodollar Advances, as reported by such Lender to the Agent and the Borrower.

                  "Eurodollar Rate": with respect to the Interest Period applicable to any Eurodollar Advance, a rate of interest per annum, as determined by the Agent, obtained by dividing (and then rounding to the nearest 1/16 of 1% or, if there is no nearest 1/16 of 1%, then to the next higher 1/16 of 1%):

                           (a) the rate, as reported by BNY to the Agent, quoted
by BNY to leading banks in the interbank eurodollar market as the rate at which BNY is offering Dollar deposits in an amount equal approximately to the Eurodollar Advance to which such Interest Period shall apply for a period equal to such Interest Period, as quoted at approximately 11:00 a.m. two Business Days prior to the first day of such Interest Period, by

                           (b) a number equal to 1.00 minus the aggregate of the
then stated maximum rates during such Interest Period of all reserve requirements (including marginal, emergency, supplemental and special reserves), expressed as a decimal, established by the Board of Governors of the Federal Reserve System and any other banking authority to which BNY and other major United States money center banks are subject, in respect of eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board of Governors of the Federal Reserve System) or in respect of any other category of liabilities including deposits by reference to which the interest rate on Eurodollar Advances is determined or any category of extensions of credit or other assets which includes loans by non-domestic offices of any Lender to United States residents. Such reserve requirements shall include, without limitation, those imposed under such Regulation D. Eurodollar Advances shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed to be subject to such reserve requirements without benefit of credits for proration, exceptions or offsets which may be available from time to time to any Lender under such Regulation D. The Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in any such reserve requirement.


                  "Event of Default": as defined in Section 9.1.

                  "Excess Cash Flow": with respect to any fiscal year, EBITDA (before giving effect to Acquisitions, mergers and Dispositions during such period) for such fiscal year less the sum of, without duplication, (i) without duplication, taxes and Restricted Payments for Members' Tax Liability paid or required to be paid during such period, (ii) Capital Expenditures, (iii)

Interest Expense and (iv) mandatory payments of principal of the Revolving Credit Loans resulting from reductions in the Aggregate Commitment Amount pursuant to Section 2.4(b)(ii).

                  "Existing Bank Debt": collectively, the Indebtedness of the Borrower under the Amended and Restated Credit Agreement, dated as of July 25, 1996, as amended, by and between the Borrower and BNY, including all outstanding principal, unpaid and accrued interest, unpaid and accrued fees and other unpaid sums thereunder.

                  "Federal Funds Rate": for any day, a rate per annum (expressed as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average of the quotations for such day on such transactions received by BNY as determined by BNY and reported to the Agent.

                  "Fees": as defined in Section 2.7.

                  "Financial Officer": as to any Person, the chief financial officer of such Person or such other officer as shall be satisfactory to the Agent.

                  "Financial Statements": as defined in Section 4.13.

                  "Fixed Charge Coverage Ratio": at any date of determination, the ratio of EBITDA to Fixed Charges for the four fiscal quarter period ending on such date or, if such date is not the last day of a fiscal quarter, for the immediately preceding four fiscal quarter period.

                  "Fixed Charges": for any period, with respect to the Borrower and its Subsidiaries on a Consolidated basis in accordance with GAAP, the sum of
(i) mandatory payments of principal (including mandatory payments of the Revolving Credit Loans resulting from reductions in the Aggregate Commitment Amount pursuant to Section 2.4(b)(ii)) on Total Debt made or required to be made during such period, (ii) Capital Expenditures made during such period, (iii)

Capitalized Lease Obligations paid or required to be paid during such period,
(iv) without duplication, taxes and Restricted Payments for Members' Tax Liability, and (v) Interest Expense.

                  "Funded Current Liability Percentage": as defined in Section 401(a)(29) of the Code.

                  "GAAP": generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and in the statements and pronouncements of the Financial Accounting Standards Board or in such other statement by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination, consistently applied.

                  "Governmental Authority": any foreign, federal, state, municipal or other government, or any department, commission, board, bureau, agency, public authority or instrumentality thereof, or any court or arbitrator.

                  "Guarantors": collectively (i) (1) HPS, (2) ECTS, (3) Theatre Techniques Associates, Inc., (4) ECTS-LV, (5) Showpay, Inc., (6) Scenic Properties L.L.C., (7) ECTS, A Scenic Technology Company, Inc., a Delaware corporation, (8) Scenic Technologies Contracting, L.L.C., and (9) Showpay L.L.C., and (ii) each other Person which becomes a Guarantor pursuant to the provisions of the Guaranty.

                  "Guaranty": the Guaranty by and between the Guarantors and the Agent, substantially in the form of Exhibit J, as the same may be amended, supplemented or otherwise modified from time to time.

                  "Harris Group": Jeremiah Harris, his spouse, his issue and any of their respective spouses, including any trust with respect to which any such individual is a beneficiary, and the descendants and heirs of Jeremiah Harris.

                  "Hazardous Substance": any hazardous or toxic substance, material or waste, including (i) those substances, materials, and wastes listed in the United States Department of Transportation Hazardous Materials Table (49 CFR 172.101) or by the Environmental Protection Agency as hazardous substances (40 CFR Part 302) and amendments thereto and replacements thereof and (ii) any substance, pollutant or material defined as, or designated in, any Environmental Law as a "hazardous substance," "toxic substance," "hazardous material," "hazardous waste," "restricted hazardous waste," "pollutant," "toxic pollutant" or words of similar import.

                  "Highest Lawful Rate": as to any Lender, the maximum rate of interest, if any, that at any time or from time to time may be contracted for, taken, charged or received by such Lender on the Revolving Credit Note held by it, or which may be owing to such Lender pursuant to the Loan Documents under the laws applicable to such Lender and this transaction.

                  "HPS": Harris Production Services, Inc., a New York

corporation.

                  "Indebtedness": as to any Person, at a particular time, all items which constitute, without duplication, (i) indebtedness for borrowed money, (ii) indebtedness in respect of the deferred purchase price of Property (other than trade payables incurred in the ordinary course of business), (iii) indebtedness evidenced by notes, bonds, debentures or similar instruments, (iv) obligations with respect to any conditional sale or title retention agreement,
(v) indebtedness arising under acceptance facilities and the amount available to be drawn under all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder to the extent such Person shall not have reimbursed the issuer in respect of the issuer's payment thereof, (vi) all liabilities secured by any Lien on any Property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof (other than carriers', warehousemen's, mechanics', repairmen's or other like non-consensual statutory Liens arising in the ordinary course of business),
(vii) Capital Lease Obligations, (viii) all obligations of such Person in respect of Capital Stock subject to mandatory redemption or redemption at the option of the holder thereof, in whole or in part, and (ix) all Contingent Obligations of such Person in respect of any of the foregoing.

                  "Indemnified Liability": as defined in Section 11.5.

                  "Indemnified Person": as defined in Section 11.8.

                  "Indemnified Tax": as defined in Section 3.10(a).

                  "Indemnified Tax Person": as defined in Section 3.10(a).

                  "Intercompany Indebtedness": loans which are (i) made by the Borrower to direct or indirect Subsidiaries or (ii) made by direct or indirect Subsidiaries to the Borrower or to other direct or indirect Subsidiaries of the Borrower.

                  "Interest Expense": for any period, the sum of all interest (adjusted to give effect to all Interest Rate Protection Agreements and fees and expenses paid in connection therewith), of the Borrower and its Subsidiaries paid or accrued in respect of Total Debt during such period, determined on a Consolidated basis in accordance with GAAP.

                  "Interest Payment Date": (i) as to any ABR Advance, the last day of each March, June, September and December commencing on the first of such days to occur after such ABR Advance is made or any Eurodollar Advance is converted to an ABR Advance, (ii) as to any Eurodollar Advance as to which the Borrower has selected an Interest Period of one, two or three months, the last day of such Interest Period, (iii) as to any Eurodollar Advance as to which the Borrower has selected an Interest Period of six months, the last day of each three month interval occurring during such Interest Period and the last day of such Interest Period; and (iv) as to all Advances, the Maturity Date.

                  "Interest Period": with respect to any Eurodollar Advance requested by the Borrower, the period commencing on, as the case may be, the Borrowing Date or Conversion Date with respect to such Eurodollar Advance and ending one, two, three or six months, thereafter, as selected by the Borrower in its irrevocable Borrowing Request or its irrevocable Notice of Conversion, provided, however, that (i) if any Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day and (ii) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month. Interest Periods shall be subject to the provisions of Section 3.4.

                  "Interest Rate Protection Agreements": any interest rate swap, cap or collar arrangement or any other derivative product customarily offered by banks or other financial institutions to their customers in order to reduce the exposure of such customers to interest rate fluctuations.

                  "Investments": as defined in Section 8.5.

                  "Leverage Ratio": at any date of determination, the ratio of
(i) Total Debt on such date to (ii) EBITDA for the four fiscal quarter period ending on such date or, if such date is not the last day of a fiscal quarter, for the immediately preceding four fiscal quarter period.

                  "Lien": any mortgage, pledge, hypothecation, assignment, deposit or preferential arrangement, encumbrance, lien (statutory or other), or other security agreement or security interest of any kind or nature whatsoever, including any conditional sale or other title retention agreement and any capital or financing lease having substantially the same economic effect as any of the foregoing.

                  "Loan Documents": collectively, this Agreement, the Revolving Credit Notes, the Collateral Documents and all other agreements, instruments and documents executed or delivered in connection herewith, in each case as amended, supplemented or otherwise modified from time to time.

                  "Managing Person": with respect to any Person that is (i) a corporation, its board of directors, (ii) a limited liability company, its board of control, managing member or manager, (iii) a limited partnership, its general partner, (iv) a general partnership or a limited liability partnership, its managing partner or executive committee or (v) any other Person, the managing body thereof or other Person analogous to the foregoing.

                  "Margin Stock": any "margin stock", as defined in Regulation U of the Board of Governors of the Federal Reserve System, as amended, supplemented or otherwise modified from time to time.


                  "Material Adverse Change": a material adverse change in (i) the financial condition, operations, business, prospects or Property of (A) the Borrower or (B) the Borrower and the Guarantors taken as a whole, (ii) the ability of the Borrower or any of the Guarantors to perform its obligations under the Loan Documents to which it is a party or (iii) the ability of the Agent and the Lenders to enforce the Loan Documents.

                  "Material Adverse Effect": a material adverse effect on (i) the financial condition, operations, business, prospects or Property of (A) the Borrower or (B) the Borrower and the Guarantors taken as a whole, (ii) the ability of the Borrower or any of the Guarantors to perform its obligations under the Loan Documents to which it is a party or (iii) the ability of the Agent and the Lenders to enforce the Loan Documents.

                  "Maturity Date": June 30, 2003, or such earlier date on which the Revolving Credit Notes shall become due and payable, whether by acceleration or otherwise.

                  "Members' Tax Liability": with respect to any period, the amount required for the members of a limited liability company or a corporation subject to the provisions of Subchapter S of the Code to pay their personal income taxes as a result of such company's status as a limited liability company or Subchapter S Corporation, assuming that each member is an individual subject to Federal and New York State income tax at the maximum applicable rate.

                  "Moody's": Moody's Investors Service, Inc., or any successor thereto.

                  "Multiemployer Plan": a Pension Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

                  "Net Cash Proceeds": with respect to any Disposition by the Borrower or any of its Subsidiaries or a Guarantor, the aggregate gross sales proceeds received by the Borrower or such Subsidiary or Guarantor in cash in connection with such Disposition minus the sum of (i) sales and other commissions and legal and other expenses incurred in connection with such Disposition, (ii) any taxes paid or payable by the Borrower or such Subsidiary or Guarantor in connection therewith, and (iii) the amount of Indebtedness (other than the Revolving Credit Loans) secured by the Property subject to such Disposition which, in accordance with the terms governing such Indebtedness, is required to be repaid upon such Disposition.

                  "New Subsidiary": as defined in Section 8.12.

                  "Notice of Conversion": a notice substantially in the form of Exhibit D.

                  "Offering": any public or private offering of Capital Stock of the Borrower, any Subsidiary or Guarantor or any parent of any thereof.


                  "Offering Proceeds": with respect to any Offering, the aggregate amount of cash received by the issuer in connection therewith, after deduction of reasonable and customary fees and expenses in connection therewith.

                  "Other Taxes": as defined in Section 3.10(c).

                  "Operating Entity": any Person or any business or operating unit of a Person which is, or could be, operated separate and apart from (i) the other businesses and operations of such Person, or (ii) any other line of business or business segment.

                  "Organizational Documents": as to any Person which is (i) a corporation, the certificate or articles of incorporation and by-laws of such Person, (ii) a limited liability company, the limited liability company agreement or similar agreement of such Person, (iii) a partnership, the partnership agreement or similar agreement of such Person, or (iv) any other form of entity or organization, the organizational documents analogous to the foregoing.

                  "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, or any Governmental Authority succeeding to the functions thereof.

                  "Pension Plan": at any date of determination, any Employee Benefit Plan (including a Multiemployer Plan), the funding requirements of which (under Section 302 of ERISA or Section 412 of the Code) are, or at any time within the six years immediately preceding such date, were in whole or in part, the responsibility of the Borrower, any of its Subsidiaries or any ERISA Affiliate.

                  "Permitted Acquisition": an Acquisition permitted by Section 8.3.

                  "Permitted Lien": a Lien permitted to exist under Section 8.2.

                  "Person": any individual, firm, partnership, limited liability company, joint venture, corporation, association, business enterprise, joint stock company, unincorporated association, trust, Governmental Authority or any other entity, whether acting in an individual, fiduciary, or other capacity, and for the purpose of the definition of "ERISA Affiliate", a trade or business.

                  "Pledge Agreements": the Pledge Agreements, made by the Pledgors in favor of the Agent, substantially in the form of Exhibit K hereto.

                  "Pledgors": (i) Kevin Baxley, (ii) William Ennis, and (iii) any other Person who becomes a Pledgor after the Effective Date pursuant to
Section 8.12.

                  "Preferred Membership Units": the preferred membership units which may be issued to Donald Stern or Robert Cannon pursuant to an investment option agreement that shall be executed in connection with the Bash
Acquisition.

                  "PRG Operating Agreement": the Amended and Restated Limited Liability Company Agreement of the Borrower, dated as of January 1, 1996.

                  "Pricing Level": Pricing Level I, Pricing Level II, Pricing Level III, Pricing Level IV or Pricing Level V, as said terms are used in the definitions of "Applicable Fee Percentage" and "Applicable Margin", as applicable.

                  "Pro Forma Interest Coverage Ratio": at any date of determination, the ratio of EBITDA for the four fiscal quarter period ending on such date or, if such date is not the last day of a fiscal quarter, for the immediately preceding four fiscal quarter period, to Pro Forma Interest Expense as of such date.

                  "Pro Forma Interest Expense": at any date of determination, the sum of Interest Expense on Total Debt for the period of the four fiscal quarters immediately succeeding such date of determination. For purposes of calculating "Pro Forma Interest Expense", the principal amount of Total Debt outstanding during such succeeding four fiscal quarters shall be assumed to be the average daily Total Debt outstanding during the fiscal quarter immediately preceding such date of determination (or, in the event that such date of determination is a fiscal quarter ending date, the fiscal quarter then ended), subject to any mandatory repayments required to be made under any outstanding facilities as a result of any scheduled mandatory reductions to the amounts of such facilities during such succeeding four fiscal quarters. If any item of interest varies or depends upon a variable rate of interest such rate shall be assumed to equal the Alternate Base Rate plus the Applicable Margin in effect on the date of such calculation, or, if such rate is a Eurodollar Rate, the applicable Eurodollar Rate plus the Applicable Margin in effect on the date of such calculation.

                  "Prohibited Transaction": a transaction which is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under
Section 4975 of the Code or Section 408 of ERISA.

                  "Property": all types of real, personal, tangible, intangible or mixed property.

                  "Rate Protection Lenders": collectively, the Lenders and any affiliates of the Lenders which from time to time enter or have entered into Interest Rate Protection Arrangements with the Borrower.

                  "Real Property": all real property owned or leased by the Borrower or any of its Subsidiaries.

                  "Regulatory Change": (i) the introduction or phasing in of any law, rule or regulation after the Effective Date, (ii) the issuance or promulgation after the Effective Date of any directive, guideline or request from any central bank or United States or foreign Governmental Authority (whether or not having the force of law), or (iii) any change after the Effective Date in the interpretation of any existing law, rule, regulation, directive, guideline or request by any central bank or United States or foreign Governmental Authority charged with the administration thereof.

                  "Remaining Interest Period": (i) in the event that the Borrower shall fail for any reason to borrow a Revolving Credit Loan in respect of which it shall have requested a Eurodollar Advance or convert an Advance to a Eurodollar Advance after it shall have notified the Agent of its intent to do so, a period equal to the Interest Period that the Borrower elected in respect of such Eurodollar Advance; or (ii) in the event that a Eurodollar Advance shall terminate for any reason prior to the last day of the Interest Period applicable thereto, a period equal to the remaining portion of such Interest Period if such Interest Period had not been so terminated; or (iii) in the event that the Borrower shall prepay or repay all or any part of the principal amount of a Eurodollar Advance prior to the last day of the Interest Period applicable thereto, a period equal to the period from and including the date of such prepayment or repayment to but excluding the last day of such Interest Period.

                  "Reportable Event": with respect to any Pension Plan, (i) any event set forth in Sections 4043(c) (other than a Reportable Event as to which the 30 day notice requirement is waived by the PBGC under applicable regulations), 4062(c) or 4063(a) of ERISA or the regulations thereunder, (ii) an event requiring the Borrower, any of its Subsidiaries or any ERISA Affiliate to provide security to a Pension Plan under Section 401(a)(29) of the Code, or
(iii) any failure to make any payment required by Section 412(m) of the Code.

                  "Required Lenders": at any time when (i) no Revolving Credit Loans are outstanding, Lenders having Commitment Amounts (or if no Commitments then exist, Lenders having Commitment Amounts on the last day on which Commitments did exist) greater than or equal to 51% of the Aggregate Commitment Amount and (ii) at any time when Revolving Credit Loans are outstanding, Lenders which have Revolving Credit Loans outstanding in an aggregate amount greater than or equal to 51% of the Aggregate Credit Exposure.

                  "Restricted Payment": as to any Person (i) any dividend or other distribution, direct or indirect, on account of any Capital Stock in such Person now or hereafter outstanding (other than a dividend payable solely in shares or units of such Capital Stock to the holders thereof), (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition, direct or indirect, of any Capital Stock in such Person now or hereafter outstanding, (iii) any tax sharing or similar payment payable by such Person to another Person and (iv) any distribution made, directly or indirectly, with respect to such Person's Members' Tax Liability.

                  "Revolving Credit Loan" and "Revolving Credit Loans": as defined in Section 2.1.

                  "Revolving Credit Note" and "Revolving Credit Notes": as defined in Section 2.2.


                  "SEC": the Securities and Exchange Commission or any Governmental Authority succeeding to the functions thereof.

                  "Security Agreement": the Security Agreement by and between the Borrower, the Guarantors and the Agent, substantially in the form of
Exhibit I, as the same may be amended, supplemented or otherwise modified from time to time.

                  "Special Counsel": Emmet, Marvin & Martin, LLP, special counsel to the Agent.

                  "Standard & Poor's": Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

                  "Subsidiary": as to any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which such Person or any Subsidiary of such Person, directly or indirectly, either (i) in respect of a corporation, owns or controls more than 50% of the outstanding Capital Stock having ordinary voting power to elect a majority of the Managing Person, irrespective of whether a class or classes shall or might have voting power by reason of the happening of any contingency, or (ii) in respect of an association, partnership, limited liability company, joint venture or other business entity, is entitled to share in more than 50% of the profits and losses, however determined provided, however that for purposes of this Agreement J. Harris Inc. and Kaleidoscope Creative, Inc. shall not be Subsidiaries of any Credit Party.

                  "Taxes": as defined in Section 3.10(a).

                  "Tax on the Income": as defined in Section 3.10(a).

                  "Termination Event": with respect to any Pension Plan, (i) a Reportable Event, (ii) the termination of a Pension Plan, or the filing of a notice of intent to terminate a Pension Plan, or the treatment of a Pension Plan amendment as a termination under Section 4041(c) of ERISA, (iii) the institution of proceedings to terminate a Pension Plan under
Section 4042 of ERISA, or (iv) the appointment of a trustee to administer any Pension Plan under Section 4042 of ERISA.

                  "Total Debt": at any date of determination, all Indebtedness (other than trade payables incurred in the ordinary course of business) on such date of the Borrower and its Subsidiaries on a Consolidated basis as determined in accordance with GAAP.

                  "Type": with respect to any Revolving Credit Loan, the character of such Revolving Credit Loan as an ABR Advance or a Eurodollar Advance, each of which constitutes a type of loan.


                  "Unfunded Pension Liabilities": with respect to any Pension Plan, at any date of determination, the amount determined by taking the accumulated benefit obligation, as disclosed in accordance with Statement of Accounting Standards No. 87, "Employers' Accounting for Pensions", over the fair market value of Pension Plan assets.

                  "United States": the United States of America (including the States thereof and the District of Columbia).

                  "Unqualified Amount": as defined in Section 3.1(c).

                  "Unrecognized Retiree Welfare Liability": with respect to any Employee Benefit Plan that provides postretirement benefits other than pension benefits, the amount of the transition obligation, as determined in accordance with Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," as of the most recent valuation date, that has not been recognized as an expense in an income statement of the Borrower and its Subsidiaries, provided that prior to the date such Statement is applicable to the Borrower, such amount shall be based on an estimate made in good faith of such transition obligation.

                  "U.S. Person": a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under any laws of the United States, or any estate or trust that is subject to United States federal income taxation regardless of the source of its income.

         1.2.     Principles of Construction

                  (a) All terms defined in a Loan Document shall have the meanings given such terms therein when used in the other Loan Documents or any certificate, opinion or other document made or delivered pursuant thereto, unless otherwise defined therein.

                  (b) As used in the Loan Documents and in any certificate, opinion or other document made or delivered pursuant thereto, accounting terms not defined in Section 1.1, and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in this Agreement, the Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to reflect such change in GAAP (subject to the approval of the Required Lenders), provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

                  (c) The words "hereof", "herein", "hereto" and "hereunder" and similar words when used in a Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof, and Section, schedule and exhibit references contained therein shall refer to Sections thereof or schedules or exhibits thereto unless otherwise expressly provided therein.

                  (d) The phrase "may not" is prohibitive and not permissive.

                  (e) Unless the context otherwise requires, words in the singular number include the plural, and words in the plural include the singular.

                  (f) Unless specifically provided in a Loan Document to the contrary, any reference to a time shall refer to such time in New York.

                  (g) Unless specifically provided in a Loan Document to the contrary, in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".

                  (h) References in any Loan Document to a fiscal period shall refer to that fiscal period of the Borrower.

                  (i) The words "include" and "including", when used in each Loan Document, shall mean that the same shall be included "without limitation", unless otherwise expressly provided therein.

2.       AMOUNT AND TERMS OF REVOLVING CREDIT LOANS

         2.1.     Revolving Credit Loans

                  Subject to the terms and conditions hereof, each Lender severally (and not jointly) agrees to make revolving credit loans (each a "Revolving Credit Loan" and, as the context may require, collectively with all other Revolving Credit Loans of such Lender and with the Revolving Credit Loans of all other Lenders, the "Revolving Credit Loans") to the Borrower from time to time during the Commitment Period, provided that immediately after giving effect thereto (i) such Lender's Credit Exposure would not exceed such Lender's Commitment Amount, and (ii) the Aggregate Credit Exposure would not exceed the Aggregate Commitment Amount. During the Commitment Period, the Borrower may borrow, prepay in whole or in part and reborrow under the Commitments, all in accordance with the terms and conditions of this Agreement. Subject to the provisions of Sections 2.3 and 3.3, at the option of the Borrower, Revolving Credit Loans may be made as one or more (i) ABR Advances, (ii) Eurodollar Advances or (iii) any combination thereof.

         2.2.     Revolving Credit Notes

                  The Revolving Credit Loans made by each Lender shall be evidenced by a promissory note of the Borrower, substantially in the form of Exhibit B, with appropriate insertions therein as to date and principal amount (each, as indorsed or modified from time to time, a "Revolving Credit Note" and, collectively with the Revolving Credit Notes of all other Lenders, the "Revolving Credit Notes"), payable to the order of such Lender for the account of its Applicable Lending Office, dated the first Borrowing Date, and in the stated principal amount equal to such Lender's Commitment Amount. The outstanding principal balance of the Revolving Credit Loans shall be due and payable on the Maturity Date.

         2.3.     Procedure for Borrowing

                  (a) The Borrower may borrow under the Commitments on any Business Day during the Commitment Period, provided that the Borrower shall notify the Agent by the delivery of a Borrowing Request, which shall be sent by telecopy and shall be irrevocable (confirmed promptly, and in any event within five Business Days, by the delivery to the Agent of a Borrowing Request manually signed by the Borrower), no later than: 11:00 a.m., three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Advances, or 11:00 a.m., one Business Day prior to the requested Borrowing Date, in the case of ABR Advances, specifying (A) the aggregate principal amount to be borrowed under the Commitments, (B) the requested Borrowing Date, (C) whether such borrowing is to consist of one or more Eurodollar Advances, ABR Advances, or a combination thereof and (D) if the borrowing is to consist of one or more Eurodollar Advances, the length of the Interest Period for each such Eurodollar Advance. Each (i) Eurodollar Advance to be made on a Borrowing Date, when aggregated with all amounts to be converted to a Eurodollar Advance on such date and having the same Interest Period as such first Eurodollar Advance, shall equal no less than $1,000,000 or such amount plus a whole multiple of $500,000 in excess thereof, and (ii) each ABR Advance made on each Borrowing Date shall equal no less than $500,000 or such amount plus a whole multiple of $100,000 in excess thereof or, if less, the Available Commitment Amount.

                  (b) Upon receipt of each Borrowing Request, the Agent shall promptly notify each Lender thereof. Subject to its receipt of the notice referred to in the preceding sentence, each Lender will make the amount of its Commitment Percentage of the requested Revolving Credit Loans available to the Agent for the account of the Borrower at the office of the Agent set forth in
Section 11.2 not later than 12:00 noon on the relevant Borrowing Date requested by the Borrower, in funds immediately available to the Agent at such office. The amounts so made available to the Agent on such Borrowing Date will then, subject to the satisfaction of the terms and conditions of this Agreement, as determined by the Agent, be made available on such date to the Borrower by the Agent at the office of the Agent specified in Section 11.2 by crediting the account of the Borrower on the books of such office with the aggregate of said amounts received by the Agent.

                  (c) Unless the Agent shall have received prior notice from a Lender (by telephone or otherwise, such notice to be promptly confirmed by telecopy or other writing) that such Lender will not make available to the Agent such Lender's Commitment Percentage of the Revolving Credit Loans requested by the Borrower, the Agent may assume that such Lender has made such share available to the Agent on the Borrowing Date in accordance with this Section, provided that such Lender received notice of the requested Revolving Credit Loans from the Agent, and the Agent may, in reliance upon such assumption, make available to the Borrower on the Borrowing Date a corresponding amount. If and to the extent such Lender shall not have so made its Commitment Percentage of such Revolving Credit Loans available to the Agent, such Lender and the Borrower severally agree to pay to the Agent forthwith on demand such corresponding amount (to the extent not previously paid by the other), together with interest thereon for each day from the date such amount is made available to the Borrower to the date such amount is paid to the Agent, at a rate per annum equal to, in the case of the Borrower, the applicable interest rate set forth in Section 3.1 for ABR Advances, and, in the case of such Lender, at a rate of interest per annum equal to the Federal Funds Rate for the first three days after the due date of such payment until the date such payment is received by the Agent and the Federal Funds Rate plus 2% thereafter. Such payment by the Borrower, however, shall be without prejudice to its rights against such Lender. If such Lender shall pay to the Agent such corresponding amount, such amount so paid shall constitute such Lender's Revolving Credit Loan as part of the Revolving Credit Loans for purposes of this Agreement, which Revolving Credit Loan shall be deemed to have been made by such Lender on the Borrowing Date applicable to such Revolving Credit Loans.

                  (d) If a Lender makes a new Revolving Credit Loan on a Borrowing Date on which the Borrower is to repay a Revolving Credit Loan from such Lender, such Lender shall apply the proceeds of such new Revolving Credit Loan to make such repayment, and only the excess of the proceeds of such new Revolving Credit Loan over the Revolving Credit Loan being repaid need be made available to the Agent.

         2.4.     Termination or Reduction of Commitments

                  (a) Voluntary Reductions. The Borrower shall have the right, upon at least three Business Days' prior written notice to the Agent, to reduce permanently the Aggregate Commitment Amount, in whole at any time, or in part from time to time, to an amount not less than the sum of the aggregate principal balance of the Revolving Credit Loans then outstanding (after giving effect to any contemporaneous prepayment thereof), provided, however, that each partial reduction of the Aggregate Commitment Amount shall be an amount equal to $2,000,000 or such amount plus a whole multiple of $500,000 in excess thereof.

                  (b)      Mandatory Reductions.
                           (i) On each date that a prepayment is made pursuant to Section 2.5(b), (c), (d), (e) or (f), the Aggregate Commitment Amount shall be automatically and permanently reduced in an amount equal to the amount of the required prepayment.

                           (ii) On each of the dates set forth below, the Aggregate Commitment Amount shall be automatically and permanently reduced as set forth below:


                                               Commitment                         Commitment
 Date                                          Reduction                           Amount
 ----                                          ---------                           ------

 September 30, 2000                             $9,750,000                       $120,250,000
 December 31, 2000                              $9,750,000                       $110,500,000
 March 31, 2001                                 $9,750,000                       $100,750,000
 June 30, 2001                                  $9,750,000                        $91,000,000
 September 30, 2001                             $9,750,000                        $81,250,000
 December 31, 2001                              $9,750,000                        $71,500,000
 March 31, 2002                                 $9,750,000                        $61,750,000
 June 30, 2002                                  $9,750,000                        $52,000,000
 September 30, 2002                            $13,000,000                        $39,000,000
 December 31, 2002                             $13,000,000                        $26,000,000
 March 31, 2003                                $13,000,000                        $13,000,000
 June 30, 2003                                 $13,000,000                                 $0

                  (c)      In General.

                           (i) Each reduction of the Aggregate Commitment Amount pursuant to this Section shall effect a corresponding reduction of each Lender's Commitment Amount by an amount equal to such Lender's applicable Commitment Percentage of such reduction.

                           (ii) Reductions of the Aggregate Commitment Amount made pursuant to Section 2.4(a) or 2.4(b)(i) shall be applied on a pro rata basis among the remaining Aggregate Commitment Amount reductions set forth in Section 2.4(b)(ii), except that in the case of a prepayment made pursuant to Section 2.5(c) or (f), such corresponding reductions of the Aggregate Commitment Amount made pursuant to Section 2.4(b)(i) shall be applied in inverse order among the remaining Aggregate Commitment Amount reductions set forth in Section 2.4(b)(ii).

                           (iii) Simultaneously with each reduction of the Aggregate Commitment Amount under this Section, the Borrower shall pay the Commitment Fee accrued on the amount by which the Aggregate Commitment Amount has been reduced.

         2.5.     Prepayments of the Revolving Credit Loans

                  (a) Voluntary Prepayments. The Borrower may, at its option, prepay the Revolving Credit Loans without premium or penalty (but subject to Section 3.5), in full at any time or in part from time to time by notifying the Agent in writing at least one Business Day prior to the proposed prepayment date, in the case of Revolving Credit Loans consisting of ABR Advances and at least three Business Days prior to the proposed prepayment date, in the case of Revolving Credit Loans consisting of Eurodollar Advances, specifying whether the

Revolving Credit Loans to be prepaid consist of ABR Advances, Eurodollar Advances, or a combination thereof, the amount to be prepaid and the date of prepayment. Each such notice shall be irrevocable and the amount specified in each such notice shall be due and payable on the date specified, together with accrued interest to the date of such payment on the amount prepaid. Upon receipt of such notice, the Agent shall promptly notify each Lender thereof. Each partial prepayment of the Revolving Credit Loans pursuant to this subsection shall be in an aggregate principal amount of $2,000,000 or such amount plus a whole multiple of $500,000 in excess thereof, or, if less, the outstanding principal balance of the Revolving Credit Loans. After giving effect to any partial prepayment with respect to Eurodollar Advances which were made (whether as the result of a borrowing or a conversion) on the same date and which had the same Interest Period, the outstanding principal balance of such Eurodollar Advances shall exceed (subject to Section 3.3) $2,000,000.

                  (b) Mandatory Prepayments of Revolving Credit Loans Relating to Terminations of the Commitments and Reductions of the Aggregate Commitment Amount. Simultaneously with the termination of the Commitments of all of the Lenders and each reduction of the Aggregate Commitment Amount under Section 2.4, the Borrower shall prepay the Revolving Credit Loans in full in the case of the termination of the Commitments of all of the

Lenders and prepay the Revolving Credit Loans by the amount, if any, by which the Aggregate Credit Exposure exceeds the Aggregate Commitment Amount as so reduced, in the case of a reduction of the Aggregate Commitment Amount.

                  (c) Mandatory Prepayments of Revolving Credit Loans in Respect of Excess Cash Flow. Upon the delivery of annual financial statements, but no later than the March 31st of the following year with respect to any fiscal year, commencing on March 31, 1999 with respect to the fiscal year ended December 31, 1998, when the Leverage Ratio is greater than or equal to 2.00 to 1.00, the Borrower shall prepay the Revolving Credit Loans by an amount equal to 50% of Excess Cash Flow for the prior fiscal year.

                  (d) Mandatory Prepayments of Revolving Credit Loans in Respect of Dispositions. With respect to any Disposition by the Borrower, any of its Subsidiaries or any Guarantor resulting in Net Cash Proceeds (other than from the sale of Property in the ordinary course of business), such Net Cash Proceeds shall be applied within ten Business Days' of the date of receipt thereof to the prepayment of the Revolving Credit Loans.

                  (e) Mandatory Prepayments of Revolving Credit Loans Relating to Insurance. In the event that the Borrower receives proceeds of insurance maintained pursuant to Section 7.5 in excess of $500,000 and elects not to repair, restore or replace Property in connection therewith, or such repair, restoration or replacement is not completed within 180 days of receipt of such insurance, 100% of such proceeds of insurance shall be applied upon receipt to the prepayment of the Revolving Credit Loans.

                  (f) Mandatory Prepayments of Revolving Credit Loans Relating to Receipt of Proceeds of Additional Indebtedness or Offering Proceeds. On the

date of receipt of the (i) net proceeds of any Indebtedness (evidenced by notes, bonds or similar instruments) pursuant to Section 8.1(vi), or (ii) Offering Proceeds (other than proceeds received in connection with the issuance of Preferred Membership Units and proceeds received in connection with any Investment permitted under Section 8.5(f) to purchase Capital Stock of the Borrower) from an Offering, such proceeds of Indebtedness or Offering Proceeds shall be applied to the prepayment of the Revolving Credit Loans.

                  (g) In General. Simultaneously with each prepayment of a Revolving Credit Loan, the Borrower shall prepay all accrued interest on the amount prepaid through the date of prepayment. Unless otherwise specified by the Borrower, each prepayment of Revolving Credit Loans shall first be applied to ABR Advances. If any prepayment is made in respect of any Eurodollar Advance, in whole or in part, prior to the last day of the applicable Interest Period, the Borrower agrees to indemnify the Lenders in accordance with Section 3.5.

         2.6.     Use of Proceeds

                  The Borrower agrees that the proceeds of the Revolving Credit Loans shall be used solely, directly or indirectly, to (i) repay the Existing Bank Debt, (ii) pay all of the Fees due hereunder, (iii) pay the reasonable out-of-pocket fees and expenses incurred by the Borrower in connection with the Loan Documents, (iv) to finance Acquisitions permitted hereunder and (v) for the Borrower's general corporate and working capital purposes not inconsistent with the provisions hereof. Notwithstanding anything to the contrary contained in any Loan Document, the Borrower agrees that no part of the proceeds of any Revolving Credit Loan will be used, directly or indirectly, to purchase or carry any Margin Stock or for a purpose which violates any law, including the provisions of Regulations G, T, U or X of the Board of Governors of the Federal Reserve System, as amended.

         2.7.     Payments

                  (a) Each borrowing of Revolving Credit Loans by the Borrower from the Lenders, any conversion of Revolving Credit Loans from one Type to another and any reduction in the Aggregate Commitment Amount shall be made pro rata according to the Commitment Percentage of such Lender. Each payment, including each prepayment, of principal and interest on the Revolving Credit Loans, of the Commitment Fee, and of all of the other fees to be paid to the Agent and the Lenders in connection with this Agreement (the Commitment Fee, together with all of such other fees, being sometimes hereinafter collectively referred to as the "Fees") shall be made by the Borrower prior to 1:00 p.m. on the date such payment is due to the Agent for the account of the applicable Lenders at the Agent's office specified in Section 11.2, in each case in lawful money of the United States, in immediately available funds and without set-off or counterclaim. As between the Borrower and the Lenders, any payment by the Borrower to the Agent for the account of the Lenders shall be deemed to be payment by the Borrower to the Lenders. The failure of the Borrower to make any such payment by such time shall not constitute a Default, provided that such payment is made on such due date, but any such payment made after 1:00 p.m. on such due date shall be deemed to have been made on the next Business Day for the purpose of calculating interest on amounts outstanding on the Revolving Credit Loans. Promptly upon receipt thereof by the Agent, each payment of principal and interest on the Revolving Credit Loans shall be remitted by the Agent in like funds as received to each Lender pro rata according to the aggregate outstanding principal balance of the Revolving Credit Loans. Subject to Section 9.2(b), promptly upon receipt by the Agent of each payment, including each prepayment, pursuant to this Section, the Agent shall remit such payment in like funds as received as follows: (i) in the case of the Commitment Fee, to each Lender according to its Commitment Percentage, and (ii) in the case of principal and interest on the Revolving Credit Loans, to each Lender pro rata according to the amount of principal or interest, as the case may be, which is then due and payable.

                  (b) If any payment hereunder or under the Revolving Credit Notes shall be due and payable on a day which is not a Business Day, the due date thereof (except as otherwise provided in the definition of Interest Period) shall be extended to the next Business Day and

(except with respect to payments in respect of the Fees) interest shall be payable at the applicable rate specified herein during such extension, provided, however that if such next Business Day is after the Maturity Date, any such payment shall be due on the immediately preceding Business Day.


3.       INTEREST, FEES, YIELD PROTECTIONS, ETC.

         3.1.     Interest Rate and Payment Dates

                  (a) Prior to Maturity. Except as otherwise provided in Section 3.1(b) and 3.1(c), prior to maturity, the Revolving Credit Loans shall bear interest on the outstanding principal balance thereof at the applicable interest rate or rates per annum set forth below:

   ADVANCES                                             RATE
   --------                                             ----

 Each ABR Advance                   Alternate  Base  Rate  plus the  Applicable
                                    Margin applicable to ABR Advances.

 Each Eurodollar Advance            Eurodollar Rate for the applicable Interest
                                    Period plus the Applicable Margin applicable to Eurodollar Advances.

                  (b) Default Rate. Upon the occurrence and during the continuance of an Event of Default under Section 9.1(a) or (b), the unpaid principal balance of the Revolving Credit Loans shall bear interest, payable on demand, at a rate per annum (whether before or after the entry of a judgment thereon) equal to 2% plus the rate which would otherwise be applicable under
Section 3.1(a), and any overdue interest or other amount payable under the Loan

Documents shall bear interest, payable on demand, at a rate per annum (whether before or after the entry of a judgment thereon) equal to the Alternate Base Rate plus the Applicable Margin applicable to ABR Advances plus 2%.

                  (c) Highest Lawful Rate. At no time shall the interest rate payable on the Revolving Credit Loans of any Lender, together with the Fees and all other amounts payable under the Loan Documents to such Lender, to the extent the same are construed to constitute interest, exceed the Highest Lawful Rate applicable to such Lender. If with respect to any Lender for any period during the term of this Agreement, any amount paid to such Lender under the Loan Documents, to the extent the same shall (but for the provisions of this Section) constitute or be deemed to constitute interest, would exceed the maximum amount of interest permitted by the Highest Lawful Rate applicable to such Lender during such period (such amount being hereinafter referred to as an "Unqualified Amount"), then (i) such Unqualified Amount shall be applied or shall be deemed to have been applied as a prepayment of the

Revolving Credit Loans of such Lender, and (ii) if in any subsequent period during the term of this Agreement, all amounts payable under the Loan Documents to such Lender in respect of such period which constitute or shall be deemed to constitute interest shall be less than the maximum amount of interest permitted by the Highest Lawful Rate applicable to such Lender during such period, then the Borrower shall pay to such Lender in respect of such period an amount (each a "Compensatory Interest Payment") equal to the lesser of (x) a sum which, when added to all such amounts, would equal the maximum amount of interest permitted by the Highest Lawful Rate applicable to such Lender during such period, and
(y) an amount equal to the Unqualified Amount less all other Compensatory Interest Payments made in respect thereof.

                  (d) In General. Interest on (i) ABR Advances to the extent based on the BNY Rate shall be calculated on the basis of a 365 or 366-day year (as the case may be), and (ii) ABR Advances to the extent based on the Federal Funds Rate and on Eurodollar Advances shall be calculated on the basis of a 360-day year, in each case, for the actual number of days elapsed. Except as otherwise provided in Section 3.1(b), interest shall be payable in arrears on each Interest Payment Date and upon each payment (including prepayment) of the Revolving Credit Loans. Any change in the interest rate on the Revolving Credit Loans resulting from a change in the Alternate Base Rate or reserve requirements shall become effective as of the opening of business on the day on which such change shall become effective. The Agent shall, as soon as practicable, notify the Borrower and the Lenders of the effective date and the amount of each such change in the BNY Rate, but any failure to so notify shall not in any manner affect the obligation of the Borrower to pay interest on the Revolving Credit Loans in the amounts and on the dates required. Each determination of the Alternate Base Rate or a Eurodollar Rate by the Agent pursuant to this Agreement shall be conclusive and binding on all parties hereto absent manifest error. The Borrower acknowledges that to the extent interest payable on ABR Advances is based on the BNY Rate, such rate is only one of the bases for computing interest on loans made by the Lenders, and by basing interest payable on ABR Advances on the BNY Rate, the Lenders have not committed to charge, and the Borrower has not in any way bargained for, interest based on a lower or the lowest rate at which the Lenders may now or in the future make loans to other borrowers.

         3.2.     Fees

                  (a) Commitment Fees. The Borrower agrees to pay to the Agent, for the account of the Lenders in accordance with each Lender's Commitment Percentage, a fee (the "Commitment Fee"), during the Commitment Period, at a rate per annum equal to the Applicable Fee Percentage on the average daily Available Commitment Amount. The Commitment Fee shall be payable quarterly in arrears on the last day of each March, June, September and December of each year, commencing on the first such day following the Effective Date, and ending on the date that the Commitments shall expire or otherwise terminate. The Commitment Fee shall be calculated on the basis of a 365 or 366 day year, as the case may be, for the actual number of days elapsed.

                  (b) Agent's Fees. The Borrower agrees to pay to the Agent, for its own account, such other fees as have been agreed to in writing by the Borrower and the Agent.

         3.3.     Conversions

                  (a) The Borrower may elect from time to time to convert one or more Eurodollar Advances to ABR Advances by giving the Agent at least one Business Day's prior irrevocable notice of such election, specifying the amount to be converted, provided, that any such conversion of Eurodollar Advances shall only be made on the last day of the Interest Period applicable thereto. In addition, the Borrower may elect from time to time to convert (i) ABR Advances to Eurodollar Advances and (ii) Eurodollar Advances to new Eurodollar Advances by selecting a new Interest Period therefor, in each case by giving the Agent at least three Business Days' prior irrevocable notice of such election, in the case of a conversion to Eurodollar Advances, specifying the amount to be so converted and the initial Interest Period relating thereto, provided that any such conversion of ABR Advances to Eurodollar Advances shall only be made on a Business Day and any such conversion of Eurodollar Advances to new Eurodollar Advances shall only be made on the last day of the Interest Period applicable to the Eurodollar Advances which are to be converted to such new Eurodollar Advances. Each such notice shall be irrevocable and shall be given by the delivery by telecopy of a Notice of Conversion (confirmed promptly, and in any event within five Business Days, by the delivery to the Agent of a Notice of Conversion manually signed by the Borrower). The Agent shall promptly provide the Lenders with notice of each such election. Advances may be converted pursuant to this Section in whole or in part, provided that the amount to be converted to each Eurodollar Advance, when aggregated with any Eurodollar Advance to be made on such date in accordance with Section 2.3 and having the same Interest Period as such first Eurodollar Advance, shall equal no less than $2,000,000 or such amount plus a whole multiple of $500,000 in excess thereof.

                  (b) Notwithstanding anything in this Agreement to the contrary, upon the occurrence and during the continuance of a Default or an Event of Default, the Borrower shall have no right to elect to convert any existing ABR Advance to a new Eurodollar Advance or to convert any existing Eurodollar Advance to a new Eurodollar Advance. In such event, all ABR Advances shall be automatically continued as ABR Advances and all Eurodollar Advances shall be automatically converted to ABR Advances on the last day of the Interest Period applicable to such Eurodollar Advance.

                  (c) Each conversion shall be effected by each Lender by applying the proceeds of its new ABR Advance or Eurodollar Advance, as the case may be, to its Advances (or portion thereof) being converted (it being understood that any such conversion shall not constitute a borrowing for purposes of Sections 4, 5 or 6).

         3.4.     Concerning Interest Periods

                  Notwithstanding any other provision of any Loan Document:

                  (a) If the Borrower shall have failed to elect a Eurodollar Advance under Section 2.3 or 3.3, as the case may be, in connection with any borrowing of new Revolving Credit Loans or expiration of an Interest Period with respect to any existing Eurodollar Advance, the amount of the Revolving Credit Loans subject to such borrowing or such existing Eurodollar Advance shall thereafter be an ABR Advance until such time, if any, as the Borrower shall elect a new Eurodollar Advance pursuant to Section 3.3.

                  (b) No Interest Period selected in respect of the conversion of any Eurodollar Advance shall end after the Maturity Date.

                  (c) The Borrower shall select Interest Periods such that, on each date that a mandatory scheduled reduction in the Aggregate Commitment Amount is required to be made pursuant to Section 2.4(b), the outstanding principal balance of all ABR Advances comprising all or a portion of the Revolving Credit Loans, when added to the aggregate principal balance of each Eurodollar Advance comprising all or a portion of the Revolving Credit Loans, the applicable Interest Period of which shall end on or before such date, shall equal or exceed the aggregate amount of the reduction required to be made on such date.

                  (d) The Borrower shall not be permitted to have more than eight Eurodollar Advances outstanding at any one time, it being agreed that each borrowing of a Eurodollar Advance pursuant to a single Borrowing Request shall constitute the making of one Eurodollar Advance for the purpose of calculating such limitation.

         3.5.     Indemnification for Loss

                  Notwithstanding anything contained herein to the contrary, if the Borrower shall fail to borrow or convert on a Borrowing Date or Conversion Date after it shall have given notice to do so in which it shall have requested a Eurodollar Advance, or if a Eurodollar Advance shall be terminated for any reason prior to the last day of the Interest Period applicable thereto, or if, while a Eurodollar Advance is outstanding, any repayment or prepayment of such

Eurodollar Advance is made for any reason (including as a result of acceleration or illegality or the application of Section 2.6) on a date which is prior to the last day of the Interest Period applicable thereto, the Borrower agrees to indemnify each Lender against, and to pay on demand directly to such Lender, any loss or expense suffered by such Lender as a result of such failure to borrow or convert, termination, repayment or prepayment, including an amount, if greater than zero, equal to:

                                    A  x  (B-C)  x   D
                                                    ---
where:

"A" equals such Lender's pro rata share of the Affected Principal Amount;

"B" equals the Eurodollar Rate (expressed as a decimal), applicable to such Eurodollar Advances;

"C" equals the Eurodollar Rate (expressed as a decimal), in effect on or about the first day of the applicable Remaining Interest Period, based on the applicable rates offered or bid, as the case may be, on or about such date, for deposits in an amount equal approximately to such Lender's pro rata share of the Affected Principal Amount with an Interest Period equal approximately to the applicable Remaining Interest Period, as determined by such Lender;

"D" equals the number of days from and including the first day of the applicable Remaining Interest Period to but excluding the last day of such Remaining Interest Period;

and any other out-of-pocket loss or expense (including any internal processing charge customarily charged by such Lender) suffered by such Lender in connection with such Eurodollar Advance, including in liquidating or employing deposits acquired to fund or maintain the funding of its pro rata share of the Affected Principal Amount, or redeploying funds prepaid or repaid, in amounts which correspond to its pro rata share of the Affected Principal Amount. Each determination by the Agent or a Lender pursuant to this Section shall be conclusive and binding on the Borrower absent manifest error.

         3.6.     Capital Adequacy

                  If the amount of capital required or expected to be maintained by any Lender or any Person directly or indirectly owning or controlling such Lender (each a "Control Person"), shall be affected by the occurrence of a Regulatory Change and such Lender shall have determined that such Regulatory Change shall have had or will thereafter have the effect of reducing (i) the rate of return on such Lender's or such Control Person's capital, or (ii) the asset value to such Lender or such Control Person of the Revolving Credit Loans made or maintained by such Lender, in either case to a level below that which such Lender or such Control Person could have achieved or would thereafter be able to achieve but for such Regulatory Change (after taking into account such Lender's or such Control Person's policies regarding capital adequacy) by an amount deemed by such Lender to be material to such Lender or Control Person, then, within ten days after demand by such Lender, the Borrower shall pay to such Lender or such Control Person such additional amount or amounts as shall be sufficient to compensate such Lender or such Control Person, as the case may be, for such reduction.

         3.7.     Reimbursement for Increased Costs

                  If any Lender or the Agent shall determine that a Regulatory
Change:

                  (a) does or shall subject it to any Taxes of any kind whatsoever with respect to any Eurodollar Advances or its obligations under this Agreement to make Eurodollar Advances, or change the basis of taxation of payments to it of principal, interest or any other amount payable hereunder in respect of its Eurodollar Advances, or impose on the Agent or such Lender any other condition, including any Taxes required to be withheld from any amounts payable under the Loan Documents (except for imposition of, or change in the rate of, Tax on the Income of such Lender or its Applicable Lending Office for any of such Advances by the jurisdiction in which the Bank is incorporated or has its principal office or such Applicable Lending Office, including such tax imposed by the United States); or

                  (b) does or shall impose, modify or make applicable any reserve, special deposit, compulsory loan, assessment, increased cost or similar requirement against assets held by, or deposits of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender in respect of its Eurodollar Advances which is not otherwise included in the determination of a Eurodollar Rate;

and the result of any of the foregoing is to increase the cost to such Lender of making, renewing, converting or maintaining its Eurodollar Advances or its commitment to make such Eurodollar Advances, or to reduce any amount receivable hereunder in respect of its Eurodollar Advances, or increase the cost to the Agent of performing its functions hereunder, then, in any such case, the Borrower shall pay such Lender or the Agent, as the case may be, within ten days after demand therefor, such additional amounts as is sufficient to compensate such Lender or the Agent, as the case may be, for such additional cost or reduction in such amount receivable which such Lender deems to be material as determined by such Lender or the Agent, as the case may be; provided, however,
(i) that nothing in this Section shall require the Borrower to indemnify the Lenders or the Agent, as the case may be, with respect to withholding Taxes for which the Borrower has no obligation under Section 3.10 and (ii) that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased costs and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. No failure by any Lender or the Agent to demand, and no delay in demanding, compensation for any increased cost shall constitute a waiver of its right to demand such compensation at any time. A statement setting forth the calculations of any additional amounts payable pursuant to this Section submitted by a Lender or the Agent, as the case may be, to the Borrower shall be conclusive absent manifest error.

         3.8.     Illegality of Funding

                  Notwithstanding any other provision hereof, if any Lender shall reasonably determine that any law, regulation, treaty or directive, or any change therein or in the interpretation or application thereof, shall make it unlawful for such Lender to make or maintain any Eurodollar Advance as contemplated by this Agreement, such Lender shall promptly notify the Borrower and the Agent thereof, and (i) the commitment of such Lender to make such Eurodollar Advances or convert ABR Advances to Eurodollar Advances shall forthwith be suspended, (ii) such Lender shall fund its portion of each requested Eurodollar Advance as an ABR Advance and (iii) such Lender's Revolving Credit Loans then outstanding as such Eurodollar Advances, if any, shall be converted automatically to ABR Advances on the last day of the then current Interest Period applicable thereto or at such earlier time as may be required by law. If the commitment of any Lender with respect to Eurodollar Advances is suspended pursuant to this Section and such Lender shall have obtained actual knowledge that it is once again legal for such Lender to make or maintain Eurodollar Advances, such Lender shall promptly notify the Agent and the Borrower thereof and, upon receipt of such notice by each of the Agent and the Borrower, such Lender's commitment to make or maintain Eurodollar Advances shall be reinstated.

         3.9.     Substituted Interest Rate

                  In the event that (i) the Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that by reason of circumstances affecting the interbank eurodollar market either adequate and reasonable means do not exist for ascertaining the Eurodollar Rate applicable pursuant to Section 3.1 or (ii) the Required Lenders shall have notified the Agent that they have determined (which determination shall be conclusive and binding on the Borrower) that the applicable Eurodollar Rate will not adequately and fairly reflect the cost to such Lenders of maintaining or funding loans bearing interest based on such Eurodollar Rate, with respect to any portion of the Revolving Credit Loans that the Borrower has requested be made as Eurodollar Advances or Eurodollar Advances that will result from the requested conversion of any portion of the Advances into or of Eurodollar Advances (each, an "Affected Advance"), the Agent shall promptly notify the Borrower and the Lenders (by telephone or otherwise, to be promptly confirmed in writing) of such determination, on or, to the extent practicable, prior to the requested Borrowing Date or Conversion Date for such Affected Advances. If the Agent shall give such notice, (a) any Affected Advances shall be made as ABR Advances, (b) the Advances (or any portion thereof) that were to have been converted to Affected Advances shall be converted to ABR Advances and (c) any outstanding Affected Advances shall be converted, on the last day of the then current Interest Period with respect thereto, to ABR Advances. Until any notice under clauses (i) or (ii), as the case may be, of this Section has been withdrawn by the Agent (by notice to the Borrower promptly upon either (x) the Agent having determined that such circumstances affecting the interbank eurodollar no longer exist and that adequate and reasonable means do exist for determining the Eurodollar Rate pursuant to Section 3.1 or (y) the Agent having been notified by such Required Lenders that circumstances no longer render the Advances (or any portion thereof) Affected Advances, no further Eurodollar Advances shall be required to be made by the Lenders, nor shall the Borrower have the right to convert all or any portion of the Revolving Credit Loans to or as Eurodollar Advances.

         3.10.    Taxes

                  (a) Payments to be Free and Clear. All payments by each Credit Party under the Loan Documents to or for the account of the Agent or any Lender (each, an "Indemnified Tax Person") shall be made free and clear of, and without any deduction or withholding for or on account of, any and all present or future income, stamp or other taxes, levies, imposts, duties, fees, assessments, deductions, withholdings, or other charges of whatever nature, now or hereafter imposed, levied, collected, withheld, or assessed by any jurisdiction, or by any department, agency, state or other political subdivision thereof or therein (collectively, "Taxes"), excluding as to any Indemnified Tax Person, (i) a Tax on the Income imposed on such Indemnified Tax Person and (ii) any interest, fees, additions to tax or penalties for late payment thereof (each such nonexcluded Tax, an "Indemnified Tax"). For purposes hereof, "Tax on the Income" shall mean, as to any Person, a Tax imposed by one of the following jurisdictions or by any political subdivision or taxing authority thereof: (i) the United States, (ii) the jurisdiction in which such Person is organized,
(iii) the jurisdiction in which such Person's principal office is located, or
(iv) in the case of each Lender, any jurisdiction in which such Lender's Applicable Lending Office is located; which Tax is an income tax or franchise tax imposed on all or part of the net income or net profits of such Person or which Tax represents interest, fees, or penalties for late payment of such an income tax or franchise tax.

                  (b) Grossing Up of Payments. If any Credit Party or any other Person is required by any law, rule, regulation, order, directive, treaty or guideline to make any deduction or withholding (which deduction or withholding would constitute an Indemnified Tax) from any amount required to be paid by any Credit Party to or on behalf of an Indemnified Tax Person under any Loan Document (i) such Credit Party shall pay such Indemnified Tax before the date on which penalties attach thereto, such payment to be made for its own account (if the liability to pay is imposed on such Credit Party) or on behalf of and in the name of such Indemnified Tax Person (if the liability is imposed on such Indemnified Tax Person), and (ii) the sum payable to such Indemnified Tax Person shall be increased as may be necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) such Indemnified Tax Person receives an amount equal to the sum it would have received had no such deductions or withholdings been made.

                  (c) Other Taxes. Each Credit Party agrees to pay any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, the

Loan Documents or otherwise with respect to, the Loan Documents (collectively, the "Other Taxes").

                  (d) Evidence of Payment. Within 30 days after the reasonable request therefor by the Agent in connection with any payment of Indemnified Taxes or Other Taxes, each Credit Party will furnish to the Agent the original or a certified copy of an official receipt from the jurisdiction to which payment is made evidencing payment thereof or, if unavailable, a certificate from a Financial Officer that states that such payment has been made and that sets forth the date and amount of such payment.

                  (e) U.S. Tax Certificates. Each Indemnified Tax Person that is organized under the laws of any jurisdiction other than the United States or any political subdivision thereof that is exempt from United States federal withholding tax, or that is subject to such tax at a reduced rate under an applicable treaty, with respect to payments under the Loan Documents shall deliver to the Agent for transmission to the Borrower, on or prior to the Effective Date (in the case of each Indemnified Tax Person listed on the signature pages hereof) or on the effective date of the Assignment and Acceptance Agreement or other document pursuant to which it becomes an Indemnified Tax Person (in the case of each other Indemnified Tax Person), and at such other times as the Borrower or the Agent may reasonably request Internal Revenue Form 4224 or Form 1001 or other certificate or document required under United States law to establish entitlement to such exemption or reduced rate. No Credit Party shall be required to pay any additional amount to any such Indemnified Tax Person under subsection (b) above if such Indemnified Tax Person shall have failed to satisfy the requirements of the immediately preceding sentence; provided that if such Indemnified Tax Person shall have satisfied such requirements on the Effective Date (in the case of each Indemnified Tax Person listed on the signature pages hereof) or on the effective date of the Assignment and Acceptance Agreement or other document pursuant to which it became an Indemnified Tax Person (in the case of each other Indemnified Tax Person), nothing in this subsection shall relieve any Credit Party of its obligation to pay any additional amounts pursuant to subsection (b) in the event that, as a result of any change in applicable law or treaty, such Indemnified Tax Person is no longer properly entitled to deliver certificates, documents or other evidence at a subsequent date establishing the fact that such Indemnified Tax Person is no longer entitled to such exemption or reduced rate.

                  (f) Any Lender claiming any additional amounts payable pursuant to this Section 3.10 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

                  (g) As of the Effective Date, each Indemnified Tax Person that is organized under the laws of any jurisdiction other than the United States or any political subdivision thereof represents and warrants to the Borrower and the Agent that it is exempt from United States federal withholding tax.

         3.11.    Option to Fund

                  Each Lender has indicated that, if the Borrower requests a Eurodollar Advance, such Lender may wish to purchase one or more deposits in order to fund or maintain its funding of its Commitment Percentage of such Eurodollar Advance during the Interest Period with respect thereto; it being understood that the provisions of this Agreement relating to such funding are included only for the purpose of determining the rate of interest to be paid in respect of such Eurodollar Advance and any amounts owing under Sections 3.5 and
3.7. Each Lender shall be entitled to fund and maintain its funding of all or any part of each Eurodollar Advance in any manner it sees fit, but all such determinations hereunder shall be made as if each Lender had actually funded and maintained its Commitment Percentage of each Eurodollar Advance during the applicable Interest Period through the purchase of deposits in an amount equal to its Commitment Percentage of such Eurodollar Advance having a maturity corresponding to such Interest Period. Any Lender may fund its Commitment Percentage of each Eurodollar Advance from or for the account of any branch or office of such Lender as such Lender may choose from time to time provided, however, that each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, any increased costs and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

         3.12.    Substitution of Lender.

                  (a) In the event that the Borrower becomes obligated to pay additional amounts to any Lender pursuant to Sections 3.6, 3.7 or 3.10 in an aggregate amount in excess of $50,000, the Borrower may, within 60 days of the demand by such Lender for such additional amounts in excess of $50,000, (i) request one or more of the other Lenders to elect to increase its Commitment by an amount up to the amount of the Commitment of such Lender (a "Selling Lender") and purchase the Revolving Credit Loans of such Selling Lender subject to the written consent of the Agent which shall not be unreasonably withheld or (ii) designate another lender (such lender, a "Replacement Lender") upon the written consent of the Agent which shall not be unreasonably withheld and the Replacement Lender (other than such Selling Lender) willing to assume the Commitment, and purchase the Revolving Credit Loans, of such Selling Lender.

Upon the Commitment and Revolving Credit Loans of such Selling Lender being taken up by a Replacement Lender, such Replacement Lender shall assume the Commitment and Revolving Credit Loans of such Selling Lender by purchasing such Selling Lender's Revolving Credit Note without recourse or warranty (except as to the amount due thereon, its title to such Revolving Credit Note and its right to sell the same), at a price in immediately available funds equal to the outstanding principal balance of such Selling Lender's Revolving Credit Loans, together with accrued and unpaid interest thereon to the date of such assumption and purchase, accrued and unpaid Commitment Fees due to such Selling Lender and any other amounts due to such Selling Lender under the Loan Documents. Effective upon such sale, each Replacement Lender shall be deemed to be a "Lender" for purposes of this Agreement, and such Selling Lender shall cease to be a "Lender" for all purposes of this Agreement (except with respect to its rights hereunder to be reimbursed for costs and expenses, and to indemnification, with respect to matters attributable to events, acts or conditions occurring prior to such assumption and purchase) and shall no longer have any obligations hereunder. The Borrower shall execute and deliver to such Replacement Lender a Revolving Credit Note in an aggregate principal amount equal to the Revolving Credit Loans assigned to, and the Commitment assumed by, such Replacement
Lender and the Selling Lender shall return its cancelled Revolving Credit Note to the Borrower.

                  (b) Notwithstanding anything herein to the contrary, but provided that a Selling Lender has complied with its obligations under Sections 3.7, 3.10 or 3.11, as applicable, a Selling Lender shall be entitled to receive the additional amounts to which it would be entitled pursuant to Section 3.6,
3.7 or 3.10 had it not been replaced pursuant hereto.


4.       REPRESENTATIONS AND WARRANTIES

         In order to induce the Agent and the Lenders to enter into this Agreement and to make the Revolving Credit Loans, the Borrower makes the following representations and warranties to the Agent and each Lender:

         4.1.     Subsidiaries; Organization

                  The Borrower and each Guarantor has only the Subsidiaries set forth on Schedule 4.1. As of the Effective Date, the authorized, issued and outstanding Capital Stock of the Borrower, each Guarantor and each Subsidiary is as set forth in Schedule 4.1. The shares of each corporate Subsidiary or corporate Guarantor are duly authorized, validly issued, fully paid and nonassessable and are owned free and clear of any Liens, except the Liens in favor of the Agent pursuant to the Collateral Documents. The interest of the Borrower and each Guarantor in each non-corporate Subsidiary is owned free and clear of any Liens, except the Liens in favor of the Agent pursuant to the Collateral Documents. The outstanding Capital Stock of the Borrower, each Subsidiary of the Borrower and each Guarantor on the Effective Date are as set forth on Schedule 4.1. As of the Effective Date, the owner of each membership unit or other Capital Stock listed on Schedule 4.1 is the registered and beneficial owner thereof. Neither the Borrower, any Guarantor or any Subsidiary has issued any securities convertible into Capital Stock and there are no outstanding options or warrants to purchase Capital Stock of any class or kind, and, except as set forth on Schedule 4.1, there are no agreements, voting trusts or understandings with respect thereto or affecting in any manner the sale, pledge, assignment or other disposition thereof, including, without limitation, any right of first refusal, option, redemption, call or other rights with respect thereto, whether similar or dissimilar to any of the foregoing. The ownership of each membership unit of the Borrower is fully vested in each member as indicated in Schedule 4.1, except as set forth on
Schedule 1 to the Pledge Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

         4.2.     Existence and Power

                  Each of the Borrower, its Subsidiaries and each Guarantor is duly organized or formed and validly existing in good standing under the laws of its jurisdiction of incorporation or formation, has all requisite power and authority to own its Property and to carry on its business as now conducted, and is in good standing and authorized to do business as a foreign entity in each jurisdiction in which failure to so qualify could reasonably be expected to have a Material Adverse Effect.

         4.3.     Authority and Execution

                  Each of the Borrower and each Credit Party has full legal power and authority to enter into, execute, deliver and perform the terms of the Loan Documents to which it is a party, and in the case of the Borrower, to make the borrowings contemplated hereby and by the Revolving Credit Notes, to execute, deliver and carry out the terms of the Revolving Credit Notes and to incur the obligations provided for herein and therein, all of which have been duly authorized by all proper and necessary corporate, partnership or other applicable action and are in full compliance with its Organizational Documents and no other corporate or other action is required. Each Credit Party has duly executed and delivered the Loan Documents to which it is a party.

         4.4.     Binding Agreement

                  The Loan Documents (other than the Revolving Credit Notes) constitute, and the Revolving Credit Notes, when issued and delivered pursuant hereto for value received, will constitute, the valid and legally binding obligations of each Credit Party, to the extent it is a party thereto, enforceable in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally.

         4.5.     Litigation


                  Except as set forth on Schedule 4.5, there are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority pending or, to the knowledge of the Borrower, threatened against the Borrower, any of its Subsidiaries or any Credit Party or any of their respective Properties or rights, which (i) if adversely determined, could reasonably be expected to have a Material Adverse Effect, or (ii) call into question the validity or enforceability of any of the Loan Documents, or (iii) could reasonably be expected to result in the rescission, termination or cancellation of any material franchise, right, license, permit or similar authorization held by the Borrower or any of its Subsidiaries or any Credit Party.

         4.6.     Required Consents

                  Except as set forth on Schedule 4.6, no consent, authorization or approval of, filing with, notice to, or exemption by, stockholders, members, any Governmental Authority or any other Person is required to authorize, or is required in connection with the execution, delivery and performance of the Loan Documents to which the Borrower, any of its Subsidiaries or any Credit Party is a party or is required as a condition to the validity or enforceability of the Loan Documents to which the Borrower, any of its Subsidiaries or any Credit Party is a party.

         4.7.     Absence of Defaults; No Conflicting Agreements

                  Neither the Borrower, any of its Subsidiaries nor any Credit Party is in default under any mortgage, indenture, contract or agreement to which it is a party or by which it or any of its Property is bound, the effect of which default could reasonably be expected to have a Material Adverse Effect. The execution, delivery or carrying out of the terms of the Loan Documents will not constitute a default under, or result in the creation or imposition of, or obligation to create, any Lien upon any Property of the Borrower or any of its Subsidiaries or any Credit Party, or result in a breach of or require the mandatory repayment of or other acceleration of payment under or pursuant to the terms of any such mortgage, indenture, contract or agreement.

         4.8.     Compliance with Applicable Laws

                  Neither the Borrower, any of its Subsidiaries nor any Credit Party is in default with respect to any judgment, order, writ, injunction, decree or decision of any Governmental Authority which default could reasonably be expected to have a Material Adverse Effect. The Borrower, each of its Subsidiaries and each Credit Party is complying in all material respects with all statutes, regulations, rules and orders applicable to the Borrower, such Subsidiary or such Credit Party of all Governmental Authorities, including, without limitation, Environmental Laws and ERISA, a violation of which could reasonably be expected to have a Material Adverse Effect.


         4.9.     Taxes

                  Each of the Borrower, its Subsidiaries and each Credit Party has filed or caused to be filed all tax returns required to be filed and has paid, or has made adequate provision for the payment of, all taxes shown to be due and payable on said returns or in any assessments made against it (other than those being contested as set forth in Section 7.4) which would be material to the Borrower, such Subsidiary or such Credit Party and no tax Liens have been filed with respect thereto.

         4.10.    Governmental Regulations

                  Neither the Borrower, any of its Subsidiaries nor any Credit Party is subject to regulation under the Public Utility Holding Company Act of 1935, as amended, the Federal Power Act or the Investment Company Act of 1940, as amended, and neither the Borrower, any of its Subsidiaries nor any Credit Party is subject to any statute or regulation which prohibits or restricts the incurrence of Indebtedness under the Loan Documents, including, without limitation, statutes or regulations relative to common or contract carriers or to the sale of electricity, gas, steam, water, telephone, telegraph or other public utility services.

         4.11.    Federal Reserve Regulations; Use of Loan Proceeds

                  Neither the Borrower, any of its Subsidiaries nor any Credit Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loan will be used, directly or indirectly, for a purpose which violates any law, rule or regulation of any Governmental Authority, including, without limitation, the provisions of Regulations G, T, U or X of the Board of Governors of the Federal Reserve System, as amended.

         4.12.    Pension Plans

                  The only Pension Plans in effect as of the Effective Date are listed on Schedule 4.12. Each Employee Benefit Plan of the Borrower, its Subsidiaries, the Credit Parties and the ERISA Affiliates is in compliance with ERISA and the Code, where applicable, in all material respects. Each of the Borrower, its Subsidiaries, the Credit Parties and the ERISA Affiliates has complied with the requirements of Section 515 of ERISA with respect to each Pension Plan that is a Multiemployer Plan. Neither the Borrower, its Subsidiaries, the Credit Parties nor any ERISA Affiliate has incurred or is reasonably expected to incur any withdrawal liability as determined in accordance with Title IV of ERISA to any Multiemployer Plan. The Borrower and the ERISA Affiliates have fulfilled all obligations under the minimum funding standards of ERISA and the Code with respect to each Pension Plan, is in compliance in all material respects with the applicable provisions of ERISA and the Code, and has not incurred any material liability to the PBGC under Title IV of ERISA. None of the events set forth in Section 7.2(c) which would require supplying a notice to the Agent has occurred, or copies of such notices have been provided.

         4.13.    Financial Statements

                  The Borrower has heretofore delivered to the Agent and the Lenders copies of the (i) audited Consolidated balance sheets of the Borrower as of December 31, 1996, and the related Consolidated statements of income, retained earnings and cash flows for the fiscal year then ended and (ii) the unaudited Consolidated balance sheet of the Borrower as of March 31, 1997, and the related Consolidated statements of income, retained earnings and cash flows for the fiscal quarter then ended (the foregoing together with the related notes and schedules, the "Financial Statements"). The Financial Statements fairly present the consolidated financial condition and results of the operations of the Borrower and its Subsidiaries as of the dates and for the periods indicated therein and have been prepared in conformity with generally accepted accounting principles, and there has been no Material Adverse Change since December 31, 1996. Except as reflected in the Financial Statements or in the notes thereto, neither the Borrower nor any of its Subsidiaries has any obligation or liability of any kind (whether fixed, accrued, Contingent, unmatured or otherwise) which, in accordance with GAAP, should have been shown on the Financial Statements and was not.

         4.14.    Property

                  Each of the Borrower, its Subsidiaries and each Guarantor has good and marketable title to all Property owned by it, title to which is material to the Borrower, such Subsidiary or such Guarantor, subject to no Liens except for Liens permitted under Section 8.2.

         4.15.    Franchises, Intellectual Property, Etc.

                  Each of the Borrower, its Subsidiaries and each Credit Party possesses or has the right to use all franchises, intellectual Property, licenses and other rights as are material and necessary for the conduct of its business, and are in compliance with such franchises, intellectual Property, licenses and other rights, except for any non-compliance which could not be expected to have a Material Adverse Effect. There are no known conflicts with the valid rights of others with respect to such franchises, intellectual Property, licenses and other rights which could be expected to have a Material Adverse Effect.

         4.16.    Security Interests

                  The Liens granted to the Agent under the Collateral Documents constitute valid, binding and continuing first priority Liens in the Collateral, subject to no Liens other than Liens described under Section 8.2.

         4.17.    Environmental Matters


                  (a) Except as described on Schedule 4.17(a), the Borrower, each of its Subsidiaries and each Credit Party is in compliance in all material respects with the requirements of all applicable Environmental Laws, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

                  (b) Except as described on Schedule 4.17(b), no Hazardous Substances have been generated or manufactured on, transported to or from, treated at, stored at or discharged from any Real Property in violation of any Environmental Laws; no Hazardous Substances have been discharged into subsurface waters under any Real Property in violation of any Environmental Laws; no Hazardous Substances have been discharged from any Real Property on or into Property or waters (including subsurface waters) adjacent to any Real Property in violation of any Environmental Laws; and there are not now, nor ever have been, on any Real Property any underground or above ground storage tanks regulated under any Environmental Laws , except where the failure to so comply with such Environmental Laws could not reasonably be expected to have a Material Adverse Effect.

                  (c) Neither the Borrower nor any of its Subsidiaries nor any Credit Party (i) has received notice (written or oral) or otherwise learned of any claim, demand, suit, action, proceeding, event, condition, report, directive, Lien, violation, non-compliance or investigation indicating or concerning any potential or actual liability (including, without limitation, potential liability for enforcement, investigatory costs, cleanup costs, government response costs, removal costs, remedial costs, natural resources damages, Property damages, personal injuries or penalties) arising in connection with: (x) any non- compliance with or violation of the requirements of any applicable Environmental Laws, or (y) the presence of any Hazardous Substance on any Real Property (or any Real Property previously owned by the Borrower or the release or threatened release of any Hazardous Substance into the environment,
(ii) has threatened or actual liability in connection with the presence of any Hazardous Substance on any Real Property (or any Real Property previously owned by the Borrower) or the release or threatened release of any Hazardous Substance into the environment, (iii) has received notice of any federal or state investigation evaluating whether any remedial action is needed to respond to the presence of any Hazardous Substance on any Real Property (or any Real Property previously owned by the Borrower) or a release or threatened release of any Hazardous Substance into the environment for which the Borrower is or may be liable, or (iv) has received notice that the Borrower is or may be liable to any Person under any Environmental Law.

         4.18.    Burdensome Obligations

                  Neither the Borrower, any of its Subsidiaries nor any Credit Party is a party to or bound by any franchise, agreement, deed, lease or other instrument, or subject to any restriction which, in the opinion of the management of the Borrower, is so unusual or burdensome, in the context of its business, as in the foreseeable future might materially and adversely affect or impair the revenue or cash flow of the Borrower, such Subsidiary or such Credit Party or the ability of the Borrower, such Subsidiary or such Credit Party to perform its obligations under the Loan Documents to which it is a party. The Borrower does not presently anticipate that future expenditures by the Borrower, any of its Subsidiaries or any Credit Party needed to meet the provisions of federal or state statutes, orders, rules or regulations will be so burdensome as to result in a Material Adverse Effect or Material Adverse Change.

         4.19.    No Misrepresentation

                  No representation or warranty contained in any Loan Document and no certificate or report furnished or to be furnished by the Borrower, any of its Subsidiaries or any Credit Party in connection with the transactions contemplated thereby, contains or will contain a misstatement of material fact, or, to the best knowledge of the Borrower, omits or will omit to state a material fact required to be stated in order to make the statements contained therein not misleading in light of the circumstances under which made.

         4.20.    Ownership of Assets; Operating Entities

                  Except as set forth on Schedule 4.20, with respect to the Borrower and each Credit Party, the Borrower and its Subsidiaries are (i) the sole operating entities, and (ii) the legal owner of all of the Property and assets of the Borrower, its Subsidiaries and each Guarantor (except membership interests in the Borrower held by the Guarantors).


5.       CONDITIONS TO FIRST REVOLVING CREDIT LOANS

                  In addition to the conditions precedent set forth in Section 6, the obligation of each Lender to make Revolving Credit Loans on the first Borrowing Date shall be subject to the fulfillment of the following conditions precedent:

         5.1.     Evidence of Action

                  (a) The Borrower. The Agent shall have received a certificate, dated the Effective Date, of the Secretary or Assistant Secretary or other analogous counterpart of the Borrower (i) attaching a true and complete copy of the resolutions of its Managing Person and of all documents evidencing other necessary company action (in form and substance satisfactory to the Agent) taken by it to authorize the Loan Documents and the transactions contemplated thereby,
(ii) attaching a true and complete copy of its Organizational Documents, (iii) attaching a true and complete copy of the PRG Operating Agreement and all amendments thereto, (iv) setting forth the incumbency of its officers or other analogous counterpart who may sign such Loan Documents, including therein a signature specimen of such officers, and (v) attaching a certificate of good standing of the Secretary of State of the State of its formation and each other jurisdiction in which it is qualified to do business.

                  (b) The Guarantors. The Agent shall have received a certificate, dated the Effective Date, of the Secretary or Assistant Secretary or other analogous counterpart of each of the Guarantors (i) attaching a true and complete copy of the resolutions of its Managing Person and of all documents evidencing other necessary corporate or company action (in form and substance satisfactory to the Agent) taken by it to authorize the Loan Documents to which it is a party and the transactions contemplated thereby, (ii) attaching a true and complete copy of its Organizational Documents, (iii) setting forth the incumbency of its officer or officers or other analogous counterpart who may sign such Loan Documents, including therein a signature specimen of such officer or officers and (iv) attaching a certificate of good standing of the Secretary of State of the jurisdiction of its incorporation or formation and of each other jurisdiction in which it is qualified to do business.

         5.2.     This Agreement

                  The Agent shall have received counterparts of this Agreement, signed by each of the parties hereto (or receipt by the Agent from a party hereto of a telecopy signature page signed by such party which shall have agreed to promptly provide the Agent with originally executed counterparts hereof).

         5.3.     Revolving Credit Notes

                  The Agent shall have received the Revolving Credit Notes, duly executed by an Authorized Signatory of the Borrower.

         5.4.     The Security Agreement

                  The Agent shall have received the Security Agreement, duly executed by an Authorized Signatory of each Credit Party a party thereto, together with (i) stock certificates, membership certificates or other evidence of ownership interest representing all of the issued and outstanding Capital Stock or membership units of the Borrower and each of its Subsidiaries held by the Borrower or the Guarantors, together with undated stock powers or other assignments executed in blank, (ii) Instruments constituting Collateral, duly indorsed in blank by an Authorized Signatory of the Borrower or Guarantor which is an owner thereof, (iii) Transaction Statements in the form of Annex A to the Security Agreement, executed by an Authorized Signatory of the Borrower or Guarantor with respect to each Uncertificated Security (as defined therein) owned by such Borrower or Guarantor constituting Collateral thereunder, (iv) such UCC Financing Statements, executed by the Borrower and each Guarantor, as shall be reasonably requested by the Agent in order to perfect the security interest in any collateral security granted under the Security Agreement and (v) such other documents as the Agent may require in connection with the perfection of its Security interest therein.

         5.5.     The Pledge Agreements

                  The Agent shall have received the Pledge Agreements, duly executed by each individual Pledgor, together with (i) such membership certificates or other evidence of ownership interest representing all the issued and outstanding Capital Stock or membership units of the Borrower held by the Pledgors, together with undated assignments executed in blank and (ii) such other documents as the Agent may require in connection with the perfection of its security interests therein.

         5.6.     Guaranty

                  The Agent shall have received the Guaranty, duly executed by an Authorized Signatory of each of the Guarantors.

         5.7.     Litigation

                  There shall be no injunction, writ, preliminary restraining order or other order of any nature issued by any Governmental Authority in any respect affecting the transactions provided for herein and no action or proceeding by or before any Governmental Authority shall have been commenced and be pending or, to the knowledge of the Borrower, threatened, seeking to prevent or delay the transactions contemplated by the Loan Documents or challenging any other terms and provisions hereof or thereof or seeking any damages in connection therewith, and the Agent shall have received a certificate of an Authorized Signatory of the Borrower to the foregoing effects.

         5.8.     Approvals and Consents

                  The Agent shall have received a certificate of an authorized signatory of the Borrower to the effect that all approvals and consents of all Persons required to be obtained in connection with the consummation of the transactions contemplated by the Loan Documents have been duly obtained and are in full force and effect, and that all required notices have been given and any required waiting periods have expired.

         5.9.     Search Reports and Related Documents

                  The Agent shall have received (i) UCC, tax and judgment lien searches with respect to each applicable public office where Liens are or may be filed disclosing that there are no Liens of record in such official's office covering any Collateral or showing the Borrower or any Guarantor as debtor thereunder (other than a Permitted Lien and other than Liens with respect to Existing Indebtedness to be repaid on the first Borrowing Date and (ii) a certificate of the Borrower and the Guarantors signed by an Authorized Signatory of each thereof, dated the first Borrowing Date, certifying that, upon the making of the Loans on such date there will exist no Liens on the Collateral other than Permitted Liens.

         5.10.    Existing Indebtedness


                  Prior to or simultaneously with the making of the first Revolving Credit Loans, the Borrower shall have fully repaid all Existing Bank Debt.

         5.11.    Certain Agreements

                  The Agent shall have received a fully executed copy of the Restricted Limited Liability Company Unit Incentive Compensation Plan, certified by an Authorized Signatory of the Borrower as being true and correct as of the Effective Date, and such Plan shall require each recipient of vested membership units to pledge such units to the Agent as Collateral under the Loan Documents.

         5.12.    Financial Statements; Compliance Certificate; Projections

                  The Agent shall have received (i) the Financial Statements set forth in Section 4.13, (ii) a Compliance Certificate (prepared on a pro-forma basis after giving effect to the first Borrowings hereunder) showing compliance with the financial covenants on the first Borrowing Date, certified by a Financial Officer of the Borrower, and (iii) financial projections of the Borrower and its Subsidiaries for such periods, in such form and with respect to such matters as the Agent may reasonably request.

         5.13.    Opinion of Counsel to the Borrower and the Guarantors

                  The Agent shall have received an opinion of counsel to the Borrower and the Guarantors, addressed to the Agent and the Lenders (and permitting Special Counsel to rely thereon), and dated the first Borrowing Date, substantially in the form of Exhibit F. It is understood that such opinion is being delivered to the Agent and the Lenders upon the direction of the Borrower and the Guarantors and that the Agent and the Lenders may and will rely upon such opinion.

         5.14.    Opinion of Special Counsel

                  The Agent shall have received an opinion of Special Counsel, addressed to the Agent and the Lenders and dated the first Borrowing Date substantially in the form of Exhibit G.

         5.15.    Insurance

                  The Agent shall have received a certificate of all insurance maintained by the Borrower, its Subsidiaries and the Guarantors in form and substance reasonably satisfactory to the Agent, and naming the Agent as loss payee.

         5.16.    Fees

                  All fees payable to the Agent and the Lenders on the first Borrowing Date shall have been paid.


         5.17.    Fees and Expenses of Special Counsel

                  The fees and expenses of Special Counsel in connection with the preparation, negotiation and closing of the Loan Documents shall have been paid.

         5.18.    Other Documents

                  The Agent shall have received such other documents as the Agent or the Lenders shall reasonably request.


6.       CONDITIONS OF LENDING - ALL REVOLVING CREDIT LOANS

         The obligation of each Lender to make any Revolving Credit Loan on a Borrowing Date is subject to the satisfaction of the following conditions precedent as of the date of such Revolving Credit Loan:

         6.1.     Compliance

                  On each Borrowing Date and after giving effect to the Revolving Credit Loans to be made thereon (i) there shall exist no Default or Event of Default and (ii) the representations and warranties contained in the Loan Documents shall be true and correct with the same effect as though such representations and warranties had been made on such Borrowing Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct on and as of such earlier date. Each borrowing by the Borrower shall constitute a certification by the Borrower as of such Borrowing Date that each of the foregoing matters is true and correct in all respects.

         6.2.     Borrowing Request

                  With respect to the Revolving Credit Loans to be made on each Borrowing Date, the Agent shall have received, a Borrowing Request, duly executed by an Authorized Signatory of the Borrower.

         6.3.     Loan Closings

                  All documents required by the provisions of the Loan Documents to be executed or delivered to the Agent on or before the applicable Borrowing Date shall have been executed and shall have been delivered at the office of the Agent set forth in Section 11.2 on or before such Borrowing Date.

         6.4.     Other Documents

                  The Agent shall have received such other documents as the Agent or the Lenders shall reasonably request.


7.       AFFIRMATIVE COVENANTS


         The Borrower agrees that, so long as this Agreement is in effect, any Revolving Credit Loan remains outstanding and unpaid, any Lender has any obligation to make any Revolving Credit Loan, or any other amount is owing under any Loan Document to any Lender or the Agent, the Borrower shall:

         7.1.     Financial Statements

                  Maintain a standard system of accounting in accordance with GAAP consistently applied, and furnish or cause to be furnished to the Agent and each Lender:

                  (a) As soon as available, but in any event within 90 days after the end of each fiscal year, a copy of its Consolidated balance sheet as at the end of such fiscal year, together with the related Consolidated statements of income, retained earnings and cash flows as of and through the end of such fiscal year, setting forth in each case in comparative form the figures for the preceding fiscal year. The Consolidated balance sheets and Consolidated statements of income, retained earnings and cash flows shall be audited and certified without qualification by the Accountants, which certification shall (i) state that the examination by such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances, and (ii) include the opinion of such accountants that such financial statements have been prepared in accordance with GAAP in a manner consistent with prior fiscal periods, except as otherwise specified in such opinion.

                  (b) As soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters, a copy of the Consolidated balance sheet of the Borrower as at the end of each such quarterly period, together with the related Consolidated statements of income, retained earnings and cash flows for such period and for the elapsed portion of the fiscal year through such date, setting forth in each case in comparative form the figures for the corresponding periods of the preceding fiscal year, certified by a Financial Officer of the Borrower (or such other member acceptable to the Agent), as being complete and correct in all material respects and as presenting fairly the Consolidated financial condition and the Consolidated results of operations of the Borrower and its Subsidiaries, such statements to include such additional specific information as to income and expenses as the Agent may reasonably request.

                  (c) Within 45 days after the end of each of the first three fiscal quarters and within 90 days after the end of the last fiscal quarter, a Compliance Certificate, certified by a Financial Officer of the Borrower (or such other member as shall be acceptable to the Agent).


                  (d) Financial statements with respect to any new Acquisitions in such form as the Agent may reasonably request within 90 days after the end of each fiscal year.

                  (e) An annual budget in such form as shall be acceptable to the Agent.

                  (f) Such other information as the Agent or any Lender may reasonably request from time to time.

         7.2.     Certificates; Other Information

                  Furnish to the Agent and each Lender:

                  (a) Prompt written notice if: (i) any Indebtedness in excess of $100,000 of the Borrower or any of its Subsidiaries is declared or shall become due and payable prior to its stated maturity, or is called and not paid when due, (ii) a default shall have occurred under any note (other than the Notes) or the holder of any such note, or other evidence of Indebtedness, certificate or security evidencing any such Indebtedness or any obligee with respect to any other Indebtedness of the Borrower or any of its Subsidiaries has the right to declare any such Indebtedness due and payable prior to its stated maturity, (iii) there shall occur and be continuing a Default or an Event of Default or (iv) a Change of Control should occur;

                  (b) Prompt written notice of: (i) any citation, summons, subpoena, order to show cause or other document naming the Borrower or any of its Subsidiaries a party to any proceeding before any Governmental Authority which could reasonably be expected to have a Material Adverse Effect or which calls into question the validity or enforceability of any of the Loan Documents, and include with such notice a copy of such citation, summons, subpoena, order to show cause or other document and (ii) any lapse or other termination of any license, permit, franchise or other authorization issued to the Borrower or any of its Subsidiaries by any

Person or Governmental Authority which could reasonably be expected to have a Material Adverse Effect;

                  (c) If and when the Borrower or any ERISA Affiliate (i) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Pension Plan, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC of an intent to terminate, impose liability (other than for premiums in respect of, or appoint a trustee to administer any Pension Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Code, a copy of such application; (v) gives notice of intent to terminate any Pension Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Pension Plan pursuant to Section 4063 of ERISA, a copy of such notice; or
(vii) fails to make any payment or contribution to any Pension Plan or Multiemployer Plan makes any amendment to any Pension Plan which in either case would trigger the provisions of Sections 412(n) or 401(a)(29) of the Code (and any corresponding provisions of ERISA), a certificate of the chief financial officer of the Borrower setting forth details as to such occurrence and action, if any, which the Borrower or ERISA Affiliate is required or proposes to take;

                  (d) Prompt written notice of any order, notice, claim or proceeding received by, or brought against, the Borrower or any of its Subsidiaries, or with respect to any of the Real Property, under any Environmental Law; and

                  (e) Such other information as the Agent or any Lender shall reasonably request from time to time.

         7.3.     Legal Existence

                  Except for mergers, consolidations and acquisitions permitted under Section 8.3, maintain, and cause each of its Subsidiaries to maintain, its corporate or partnership or analogous existence in good standing in the jurisdiction of its incorporation or formation and in each other jurisdiction in which the failure so to do could have a Material Adverse Effect.

         7.4.     Taxes

                  Pay and discharge when due, and cause each of its Subsidiaries so to do, all taxes, assessments and governmental charges, license fees and levies upon, or with respect to the Borrower and all taxes upon the income, profits and Property of the Borrower or any of its Subsidiaries, which if unpaid, could reasonably be expected to have a Material Adverse Effect or become a Lien on the Property of the Borrower or any of its Subsidiaries, except those which are being contested in good faith by appropriate proceedings, and with respect to which adequate reserves have been set aside, and provided that the Borrower shall give the Agent prompt notice of such contest.

         7.5.     Insurance

                  (a) Maintain, and cause each of its Subsidiaries to maintain, insurance with financially sound insurance carriers on such of its Property, against at least such risks, and in at least such amounts, as are usually insured against by similar businesses, including public liability (bodily injury and property damage), fidelity, business interruption, and workers' compensation with deductibles which are customary for companies engaged in similar businesses, and which, in the case of property insurance, shall be (i) in amounts sufficient to prevent the Borrower or such Subsidiary from becoming a co-insurer, and (ii) against all risks; and file with the Agent within ten days after request therefor a detailed list of such insurance then in effect, stating the names of the carriers thereof, the policy numbers, the insureds thereunder, the amounts of insurance, dates of expiration thereof, and the Property and risks covered thereby, together with a certificate of the Financial Officer (or such other officer as shall be acceptable to the Agent) of the Borrower certifying that in the opinion of such officer such insurance is adequate in nature and amount, complies with the obligations of the Borrower under this Section, and is in full force and effect.

                  (b) Insurance Covering Collateral. Promptly upon request therefor, deliver or cause to be delivered to the Agent originals or duplicate originals of all such policies of insurance. All such insurance policies in respect of property insurance and business interruption insurance shall contain a standard loss payable clause and shall be endorsed to provide that, in respect of the interests of the Agent and the Lenders: (i) the Agent shall be an additional insured, (ii) 30 days' prior written notice of any cancellation, reduction of amounts payable, or any changes and amendments shall be given to the Agent, and (iii) the Agent shall have the right, but not the obligation, to pay any premiums due or to acquire other such insurance upon the failure of the Borrower or such Subsidiary to pay the same or to so insure. All property insurance policies shall name the Agent as sole loss payee in respect of each claim relating to the Collateral and resulting in a payment under any such insurance policy exceeding $1,000,000. Provided that no Default or Event of Default shall exist, the Agent agrees, promptly upon its receipt thereof, to pay over to the Borrower the proceeds of such payment to enable the Borrower to repair, restore or replace the Property subject to such claim. To the extent that the Borrower elects not to repair, restore or replace such Property an amount equal to such proceeds shall be immediately applied as a permanent reduction of the Aggregate Commitment Amount pursuant to Section 2.5(e). If a Default or Event of Default shall then exist, the Agent shall (i) hold the proceeds of such payment as Collateral until such Default or Event of Default shall no longer exist and then pay over the same to the Borrower to enable the Borrower to repair, restore or replace or cause to be repaired, restored or replaced the Property subject to the claim which resulted in such payment or
(ii) hold such proceeds as Collateral and apply the same to the obligations of the Borrower under the Loan Documents in such order, in such amounts and at such times as the Agent, with the consent of Required Lenders, shall decide.

         7.6.     Payment of Indebtedness and Performance of Obligations

                  Pay and discharge when due, and cause each of its Subsidiaries to pay and discharge, all lawful Indebtedness, obligations and claims for labor, materials and supplies or otherwise (which, if unpaid, might (i) have a Material Adverse Effect, or (ii) become a Lien upon Property of the Borrower or any of its Subsidiaries other than a Permitted Lien, (except to the extent that any such Indebtedness, obligations or claims are being contested in good faith by the Borrower or any of its Subsidiaries by appropriate proceedings diligently conducted by the Borrower or such Subsidiary, and provided that the Borrower shall give the Agent prompt notice of any such contest and that such reserve or other appropriate provision as shall be required by the Accountants in accordance with GAAP shall have been made therefor).

         7.7.     Condition of Property

                  At all times, maintain, protect and keep in good repair, working order and condition (ordinary wear and tear excepted), and cause each of its Subsidiaries so to do, all Property necessary to the operation of the Borrower's or such Subsidiary's business and activities, except where the failure to maintain such Property could reasonably be expected to have a Material Adverse Effect.

         7.8.     Observance of Legal Requirements

                  Observe and comply in all respects, and cause each of its Subsidiaries so to do, with all laws, ordinances, orders, judgments, rules, regulations, certifications, franchises, permits, licenses, directions and requirements of all Governmental Authorities, which now or at any time hereafter may be applicable to it, including, without limitation, all Environmental Laws, a violation of which could reasonably be expected to have a Material Adverse Effect.

         7.9.     Inspection of Property; Books and Records; Discussions

                  Keep proper books of record and account in which full, true and correct entries in conformity with generally accepted accounting principles, consistently applied, and all requirements of law shall be made of all dealings and transactions in relation to its business and activities and permit representatives of the Agent and each Lender to visit the offices of the Borrower and each of its Subsidiaries, to inspect any of its Property and examine and make copies or abstracts from any of its books and records with reasonable advance notice, at any reasonable time and as often as may reasonably be desired, and to discuss the business, operations, prospects, licenses, Property and financial condition of the Borrower and each such Subsidiary with the officers thereof and the Accountants.

         7.10.    Licenses

                  Maintain, and cause each of its Subsidiaries to maintain, in full force and effect, all material licenses, franchises, intellectual property, permits, licenses, authorizations and other rights as are necessary for the conduct of its business except where such failure could not reasonably be expected to have a Material Adverse Effect.

         7.11.    Financial Covenants

                  (a) Pro Forma Interest Coverage Ratio. Maintain at all times a Pro Forma Interest Coverage Ratio of not less than 2.00 to 1.00.


                  (b) Fixed Charge Coverage Ratio. Maintain at all times a Fixed Charge Coverage Ratio of not less than 1.10 to 1.00, commencing with the fiscal quarter ending March 31, 1998.

                  (c) Leverage Ratio. Maintain at all times during the periods set forth below, a Leverage Ratio of not more than the ratios set forth below:

                           Period                      Ratio
                           ------                      -----

                  Effective Date through
                  December 30, 1997                  3.50:1.00

                  December 31, 1997 through
                  June 29, 1998                      3.25:1.00

                  June 30, 1998 through
                  December 30, 1998                  3.00:1:00

                  December 31, 1998 through
                  December 30, 1999                  2.75:1.00

                  December 31, 1999 through
                  December 30, 2000                  2.50:1.00

                  December 31, 2000
                  and thereafter                     2.25:1.00

         7.12.    Additional Collateral

                  In the event that the Borrower shall purchase any real property using the proceeds of the Revolving Credit Loans, the Borrower shall
(i) provide the Agent with 10 days' written notice of such purchase and (ii) grant to the Agent a mortgage on such real property on such terms and conditions as the Agent may require and shall deliver such mortgage on or within 30 days of the acquisition of such real property.


8.       NEGATIVE COVENANTS

         The Borrower agrees that, so long as this Agreement is in effect, any Revolving Credit Loan remains outstanding and unpaid, any Lender has any obligation to make any Revolving Credit Loan, or any other amount is owing under any Loan Document to any Lender or the Agent, the Borrower shall not, directly or indirectly:

         8.1.     Indebtedness

                  Create, incur, assume or suffer to exist any liability for

Indebtedness, or permit any of its Subsidiaries so to do, except (i) Indebtedness under the Loan Documents, (ii) Indebtedness of the Borrower or any of its Subsidiaries existing on the Effective Date as set forth on Schedule 8.1 (other than the Existing Bank Debt which is to be repaid on the Effective Date), excluding increases and refinancings thereof, (iii) Intercompany Indebtedness,
(iv) purchase money Indebtedness and Capital Lease Obligations (other than any such purchase money Indebtedness or Capital Lease Obligations described in clause (ii) above) incurred in connection with the purchase, after the Effective Date, of any Property, in an aggregate principal amount not to exceed $1,000,000 at any one time outstanding, (v) Indebtedness under Interest Rate Protection Agreements and (vi) Indebtedness incurred to prepay outstanding Revolving Credit Loans pursuant to Section 2.5(f).

         8.2.     Liens

                  Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, or covenant or agree with any Person to grant a Lien in favor of any other Person or permit any of its Subsidiaries so to do, except (i) Liens on Property of the Borrower and its Subsidiaries existing on the Effective Date as set forth in Schedule 8.2, (ii) Liens for taxes, assessments or similar charges incurred in the ordinary course of business which are not delinquent, (iii) Liens in connection with workers' compensation, unemployment insurance or other social security obligations (but not ERISA), (iv) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business, (v) zoning ordinances, easements, rights of way, minor defects, irregularities, and other similar restrictions affecting Real Property which do not adversely affect the value of such Real Property or the financial condition of the Borrower or such Subsidiary or impair its use for the operation of the business of the Borrower or such Subsidiary, (vi) Liens arising by operation of law such as mechanics', materialmen's, carriers', warehousemen's liens incurred in the ordinary course of business which are not delinquent,
(vii) Liens in favor of the Agent and
the Lenders under the Loan Documents, (viii) Liens on Property of the Borrower or any of its Subsidiaries acquired after the Effective Date provided that such Liens are limited to the Property so acquired and were not created in contemplation of such acquisition, and (ix) purchase money Liens on Property of the Borrower or any of its Subsidiaries acquired after the date hereof to secure Indebtedness of the Borrower permitted by Section 8.1(iv).

         8.3.     Mergers, Consolidations and Acquisitions

                  Consolidate with, be acquired by, merge into or with any Person, make any Acquisition or enter into any binding agreement to do any of the foregoing which is not contingent on obtaining the consent of the Required Lenders, or permit any of its Subsidiaries so to do, except:

                           (a)      Capital Expenditures;


                           (b) provided that the Agent shall have received ten days' prior written notice, any Subsidiary of the Borrower may merge or consolidate with any other Subsidiary of the Borrower;

                           (c) mergers involving Subsidiaries as part of an Acquisition permitted by subsection (e) below, provided that no Capital Stock is issued in connection therewith except to the extent permitted by Section 8.12;

                           (d) Investments permitted by Section 8.5;

                           (e) Acquisitions, provided, however, that the Acquisition Cost in respect thereof shall not exceed $30,000,000 in the aggregate for the period from the Effective Date to the termination of this Agreement without the prior written consent of the Required Lenders and, provided further, that with respect to any Acquisition whenever consummated (A) such Acquisition shall be of a Person or operating entity or involve the purchase of assets of a Person in the same or a similar line of business as the Borrower is engaged in on the Effective Date, (B) no Default or Event of Default shall exist immediately before or after giving effect to such Acquisition, the Borrower will be in compliance with all financial covenants contained herein on a pro-forma basis after giving effect to such Acquisition and any Indebtedness incurred or assumed in connection therewith is permitted by Section 8.1, and, immediately after giving effect to each such Acquisition, all of the representations and warranties contained in Section 4 shall be true and correct as if then made and the Agent shall have received a certificate of a Financial Officer of the Borrower to such effect, (C) the Agent and the Lenders shall have been given not less than 30 calendar days' prior written notice thereof, (D) the Agent shall have received a certificate signed by a Financial Officer of the Borrower, identifying the Person or Property to be acquired, the name of the Person making such Acquisition and setting forth the total consideration to be paid in respect of such Acquisition, (E) the conditions of Section 8.12 shall have been satisfied, (F) in the case of an Acquisition of Property, Capital
         Stock or other ownership interest of a Person that will be a Subsidiary of the Borrower, such new Subsidiary shall deliver to the Agent a duly executed Guaranty and Security Agreement or supplements thereto and such other documents as the Agent shall reasonably require in order that the Agent shall have a perfected first priority security interest in the Property, Capital Stock or other ownership interest so acquired and (G) the Agent shall have received such other information or documents as the Agent shall have reasonably requested, which may include, without limitation, a copy of any letter of intent with respect to any acquisition and a copy of the final acquisition agreement between the purchaser and seller.


         8.4.     Dispositions

                  Make any Disposition, or permit any of its Subsidiaries so to do, except:

                           (a) Dispositions of any Investments permitted under
         Section 8.5(a);

                           (b) Dispositions of Property which, in the reasonable opinion of the Borrower or such Subsidiary, is obsolete or no longer useful in the conduct of its business;

                           (c) Dispositions as to which the following conditions have been satisfied:

                                    (i) the Agent and the Required Lenders shall
                  have consented thereto (which consent shall be discretionary),

                                    (ii) no Default or Event of Default shall
                  exist immediately before or after giving effect thereto,

                                    (iii) the total consideration received or to
                  be received therefor by the Borrower or any of its Subsidiaries shall be payable in cash on or before the closing thereof or with the consent of the Required Lenders, payable in other forms and shall not be less than the fair market value thereof as reasonably determined by the Managing Person of the Borrower or such Subsidiary,

                                    (iv) the Borrower shall apply 100% of the
                  Net Cash Proceeds thereof within ten Business Days of the receipt thereof, to the mandatory reduction of the Aggregate Commitment Amount pursuant to Section 2.4, and the mandatory prepayment of the Revolving Credit Loans pursuant to Section 2.5, and

                                    (v) within ten Business Days prior to each
                  such Disposition, the Agent and the Lenders shall have received a certificate in respect thereto signed by an Authorized Signatory of the Borrower identifying the Property to be sold or otherwise disposed of and stating (x) that immediately before or after giving effect thereto, no Default or Event of Default shall exist, (y) that the consideration received or to be received by the Borrower or such Subsidiary for such Property has been determined by the Managing Person thereof to be not less than the fair market value of such Property and (z) the total consideration to be paid in respect of such Disposition, together with estimates of items to be deducted therefrom in arriving at the Net Cash Proceeds thereof.

         8.5.     Investments, Loans, Etc.

                  At any time, directly or indirectly, purchase or otherwise hold, own, acquire or invest in the Capital Stock of, evidence of indebtedness or other obligation or security issued by, any other Person, or make any loan or advance to, or enter into any arrangement for the purpose of providing funds or credit to, or make any Acquisition (other than a Permitted Acquisition), or become a partner or joint venturer in any partnership or joint venture, or make any other investment (whether in cash or other Property) in any other Person, or make any commitment or otherwise to agree to do any of the foregoing (all of which are sometimes referred to herein as "Investments"), or permit any of its Subsidiaries so to do, or except:

                           (a) Investments in Cash Equivalents;

                           (b) Investments existing on the Effective Date as set forth on Schedule 8.5;

                           (c) normal business banking accounts;

                           (d) short-term certificates of deposit and time deposits in, or issued by, federally insured institutions in amounts not exceeding the limits of such insurance;

                           (e) Investments by the Borrower or any Subsidiary in Intercompany Indebtedness permitted under Section 8.1;

                           (f) loans to employees of the Borrower or any Subsidiary (i) to pay for relocation costs of such employees, provided that such loans shall not exceed $500,000 at any one time oustanding or
         (ii) to purchase Capital Stock of the Borrower, provided that such Capital Stock shall be pledged by such employees to the Agent, pursuant to and in accordance with Section 8.12(a); and

                           (g) other Investments in an aggregate amount not to exceed $750,000 from the Effective Date to the termination of this Agreement, provided that in no case shall such Investments be made to become a partner or joint venturer in any partnership or joint venture in respect of which the liability of the Borrower exceeds the amount of the Investment permitted by this clause (g).

         8.6.     Restricted Payments

                  Declare or pay any Restricted Payments payable in cash or otherwise or apply any of its Property thereto or set apart any sum therefor, or permit any of its Subsidiaries so to do, except: (i) a wholly-owned Subsidiary may declare and pay Restricted Payments to the Borrower, provided that no Default or Event of Default has occurred and is continuing or would occur after giving effect thereto, (ii) the Borrower and any Subsidiaries may declare and pay Restricted Payments, directly or indirectly, to its members to enable such members to pay taxes when due, provided that such Restricted Payments shall not exceed the Members' Tax Liability with respect to each such entity and provided further that no Event of Default under Section 9.1(a), (b), (h) or (i) has occurred and is continuing or would occur after giving effect thereto, (iii) commencing December 31, 1998, the Borrower may declare and pay dividends in an amount not to exceed 50% of Excess Cash Flow for the immediately preceding fiscal year of the Borrower, provided that the Leverage Ratio for the two fiscal quarters prior to and after giving effect thereto is less than 2.00:1.00 and provided further that no Default or Event of Default has occurred and is continuing or would occur after giving effect thereto, and (iv) Restricted Payments in connection with a put or redemption of any Preferred Membership Units, provided that (A) the Leverage Ratio for the two fiscal quarters prior to and after giving effect thereto is less than 2.50:1.00 or, alternatively, three years shall have passed from the issuance of such Preferred Membership Units,
(B) such Restricted Payments shall not in the aggregate exceed $4,000,000 from the Effective Date until the termination of this Agreement and (C) no Default or Event of Default has occurred and is continuing or would occur after giving effect thereto.

         8.7.     Business and Name Changes

                  Materially change the nature of the business or the fiscal year of the Borrower and its Subsidiaries as conducted on the Effective Date, or alter or modify the Borrower's name, structure or status, as conducted on the Effective Date.

         8.8.     Subsidiaries

                  Create or acquire any other Subsidiary, or permit any of its Subsidiaries so to do, except as permitted pursuant to and in accordance with
Section 8.12.

         8.9.     ERISA

                  Establish or contribute, or permit any of its Subsidiaries so to do, to any Pension Plan (other than an Existing Pension Plan) except to the extent that the same could not reasonably be expected to result in a Material Adverse Effect, cause any Pension Plan to have a Funded Current Liability Percentage of less than 60%, or increase benefits, or permit any of its Subsidiaries so to do, under any Employee Benefit Plan or establish or contribute to any new Employee Benefit Plan except to the extent that the same could not reasonably be expected to result in a Material Adverse Effect.

         8.10.    Amendments, Etc. of Certain Agreements

                  Enter into or agree to any amendment, modification or waiver of any term or condition of its Organizational Documents, including the PRG Operating Agreement, or the Restricted Limited Liability Company Unit Incentive

Compensation Plan.

         8.11.    Transactions with Affiliates and Employees

                  Become a party to any transaction with an Affiliate or any employee of the Borrower or any Subsidiary (other than a Guarantor) unless the Borrower's Managing Person shall have determined that the terms and conditions relating thereto are as favorable to the Borrower as those which would be obtainable at the time in a comparable arms-length transaction with a Person other than an Affiliate or employee of the Borrower or any Subsidiary, or permit any of its Subsidiaries so to do.

         8.12.    Issuance of Additional Capital Stock

                  Create or acquire the Capital Stock in, or Property of, any Person which shall thereupon become a direct or indirect Subsidiary (each, a "New Subsidiary"), or issue any additional Capital Stock, or permit any of its Subsidiaries so to do, except as follows:

                           (a) the Borrower may issue additional Capital Stock (other than Capital Stock subject to mandatory redemption or redemption at the option of the holder thereof, in whole or in part except for Preferred Membership Units), including issuance pursuant to the Restricted Limited Liability Company Unit Incentive Plan, provided that
         (i) the same is not otherwise prohibited under the Loan Documents, (ii) simultaneously therewith (A) such Capital Stock shall be pledged by the holder thereof to the Agent, for the ratable benefit of the Lenders pursuant to the Security Agreement or Pledge Agreement, as the case may be, and (B) appropriate documentation with respect thereto as the Agent shall reasonably request shall be delivered to the Agent, and (iii) there shall be no Lien upon such Capital Stock except for the Lien created in favor of the Agent, for the ratable benefit of the Lenders under the Collateral Documents;

                           (b) a Subsidiary may issue additional Capital Stock to its immediate parent provided that (i) the same is not otherwise prohibited under the Loan Documents, (ii) simultaneously therewith (A) such Capital Stock shall be pledged to the Agent, for the ratable benefit of the Lenders pursuant to the Security Agreement and (B) appropriate documentation with respect thereto as the Agent shall reasonably request shall be delivered to the Agent, and (iii) there shall be no Lien upon such Capital Stock except for the Lien created in favor of the Agent, for the ratable benefit of the Lenders under the Security Agreement or Guaranty, as the case may be; and

                           (c) the Borrower or any of its Subsidiaries may create or acquire a New Subsidiary with respect to an Acquisition provided that: (i) in the case of an Acquisition, such Acquisition is a Permitted Acquisition; (ii) the Agent shall have received 30 calendar days' advance written notice thereof; (iii) prior to or simultaneously with the consummation of such Acquisition, (A) such New Subsidiary shall execute and deliver to the Agent a supplement to the Guaranty and the Security Agreement in accordance with the terms thereof together with (1) a certificate, dated the date such New Subsidiary shall have become a party to the Guaranty, executed by such New Subsidiary and substantially in the form of, and with substantially the same attachments as, the certificate which would have been required under
         Section 5.1 if such New Subsidiary had become a party to the Guaranty and the Security Agreement on the Effective Date and (2) such certificates, stock powers, membership units instruments, Grants of Security Interest, Transaction Statements, UCC Financing Statements and UCC, tax and judgment lien searches which would have been required under Section 5.4 and 5.9 if such New Subsidiary had become a party to the Guaranty and the Security Agreement on the Effective Date; (B) each Credit Party owning Capital Stock of such New Subsidiary shall deliver certificates evidencing such Capital Stock to the Agent as additional Collateral, together with appropriate stock or transfer powers; (iv) the Agent shall have received an opinion of counsel to the New Subsidiary, in all respects satisfactory to the Agent and dated the date of such supplement to the Guaranty and the Security Agreement; and
         (v) the Agent shall have received such other documents as the Agent shall have reasonably requested.

         8.13.    Limitation on Upstream Dividends by Subsidiaries

                  Permit or cause any of its Subsidiaries to enter into or agree, or otherwise be or become subject, to any agreement, contract or other arrangement (other than this Agreement) with any Person pursuant to the terms of which such Subsidiary is or would be limited or prohibited from declaring or paying any cash dividends or distributions on its Capital Stock owned directly or indirectly by the Borrower or any of the other Subsidiaries.

         8.14.    Prepayments of Indebtedness

                  Prepay or obligate itself to prepay, in whole or in part, any Indebtedness (other than Indebtedness under the Loan Documents), or permit any of its Subsidiaries so to do except that the Borrower may prepay up to $1,000,000 of Indebtedness provided that no Default or Event of Default has occurred and is continuing or would occur after giving effect thereto.


9.       DEFAULT

         9.1.     Events of Default

                  The following shall each constitute an "Event of Default" hereunder:

                           (a) Any payment of principal with respect to any Revolving Credit Note shall not be made on the date when due and payable; or


                           (b) Any payment of interest, fees, expenses or other amounts payable under any Loan Document or otherwise to the Agent with respect to the loan facilities established hereunder shall not be made within three Business Days of the date when due and payable; or

                           (c) The failure of the Borrower to observe or perform any covenant or agreement contained in Sections 2.6, 7.3, 7.11 or
         Section 8; or

                           (d) The failure of any Credit Party to observe or perform any other term, covenant, or agreement contained in any Loan Document and such failure shall have continued unremedied for a period of 30 days after such Credit Party shall have obtained knowledge thereof; or

                           (e) Any representation or warranty made by any Credit Party (or by an officer thereof on its behalf) in any Loan Document or in any certificate, report, opinion (other than an opinion of counsel) or other document delivered or to be delivered pursuant thereto, shall prove to have been incorrect or misleading (whether because of misstatement or omission) in any material respect when made; or

                           (f) Liabilities and/or other obligations of the Borrower (other than its obligations hereunder), any of its Subsidiaries or any Guarantor, whether as principal, guarantor, surety or other obligor, for the payment of any Indebtedness or operating leases in an aggregate amount in excess of $250,000 (i) shall become or shall be declared to be due and payable prior to the expressed maturity thereof, or (ii) shall not be paid when due or within any grace period for the payment thereof, (iii) any holder of any such obligation shall have the right to declare such obligation due and payable prior to the expressed maturity thereof or (iv) as a consequence of the occurrence or continuation of any event or condition, the Borrower, any of its Subsidiaries or any Guarantor, has become obligated to purchase or repay any Indebtedness in an aggregate amount in excess of $250,000 before its regularly scheduled maturity date;

                           (g) Any license, franchise, permit, right, approval or agreement of the Borrower, any of its Subsidiaries or any Guarantor, is not renewed, or is suspended, revoked or terminated and the non-renewal, suspension, revocation or termination thereof would have a Material Adverse Effect; or

                           (h) The Borrower, any of its Subsidiaries or any Guarantor, shall (i) suspend or discontinue its business, (ii) make an assignment for the benefit of creditors, (iii) generally not be paying its debts as such debts become due, (iv) admit in writing its inability to pay its debts as they become due, (v) file a voluntary petition in bankruptcy, (vi) become insolvent (however such insolvency shall be evidenced), (vii) file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment of debt, liquidation or dissolution or similar relief under any present or future statute, law or regulation of any jurisdiction, (viii) petition or apply to any tribunal for any receiver, custodian or any trustee for any substantial part of its Property, (ix) be the subject of any such proceeding filed against it which remains undismissed for a period of 60 days, (x) file any answer admitting or not contesting the material allegations of any such petition filed against it or any order, judgment or decree approving such petition in any such proceeding, (xi) seek, approve, consent to, or acquiesce in any such proceeding, or in the appointment of any trustee, receiver, sequestrator, custodian, liquidator, or fiscal agent for it, or any substantial part of its Property, or an order is entered appointing any such trustee, receiver, custodian, liquidator or fiscal agent and such order remains in effect for 60 days, or (xii) take any formal action for the purpose of effecting any of the foregoing or looking to the liquidation or dissolution of the Borrower, such Subsidiary or any Guarantor; or

                           (i) An order for relief is entered under the bankruptcy or insolvency laws of any jurisdiction or any other decree or order is entered by a court having jurisdiction (i) adjudging the Borrower, any of its Subsidiaries or any Guarantor, bankrupt or insolvent, (ii) approving as properly filed a petition seeking reorganization, liquidation, arrangement, adjustment or composition of or in respect of the Borrower, any of its Subsidiaries or any Guarantor, under the bankruptcy or insolvency laws of any jurisdiction,
         (iii) appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Borrower, any of its Subsidiaries or any Guarantor, or of any substantial part of the Property of any thereof, or (iv) ordering the winding up or liquidation of the affairs of the Borrower, any of its Subsidiaries or any Guarantor, and any such decree or order continues unstayed and in effect for a period of 60 days; or

                           (j) Judgments or decrees against the Borrower, any of its Subsidiaries or any Guarantor, aggregating in excess of $250,000 shall remain unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of 30 days; or

                           (k) Any Loan Document shall cease, for any reason, to be in full force and effect, or any Credit Party shall so assert in writing or shall disavow any of its obligations thereunder; or

                           (l) The occurrence of an Event of Default as defined in any Collateral Document; or

                           (m) The occurrence of a Material Adverse
         Change; or


                           (n) The occurrence of a Change of Control; or

                           (o) (i) any Termination Event shall occur; (ii) any Accumulated Funding Deficiency, whether waived, shall exist with respect to any Pension Plan; (iii) any Person shall engage in any Prohibited Transaction involving any Employee Benefit Plan; (iv) the Borrower, any of its Subsidiaries or any ERISA Affiliate shall fail to pay when due an amount which is payable by it to the PBGC or to a Pension Plan under Title IV of ERISA; (v) the imposition of any tax under Section 4980B(a) of the Code; (vi) the assessment of a civil penalty with respect to any Employee Benefit Plan under Section 502(c) of ERISA; or (vii) any other event or condition shall occur or exist with respect to an Employee Benefit Plan which in the case of clauses
         (i) through (vii) would, individually or in the aggregate, have a Material Adverse Effect.

         9.2.     Contract Remedies

                  (a) Upon the occurrence of an Event of Default or at any time thereafter during the continuance thereof, (i) if such event is an Event of Default specified in clause (h) or (i) above, the Commitments of all of the Lenders shall immediately and automatically terminate and the Revolving Credit Loans, all accrued and unpaid interest thereon and all other amounts owing under the Loan Documents shall immediately become due and payable, and the Agent may, and, upon the direction of the Required Lenders shall, exercise any and all remedies and other rights provided in the Loan Documents, and (ii) if such event is any other Event of Default, any or all of the following actions may be taken:
(A) with the consent of the Required Lenders, the Agent may, and upon the direction of the Required Lenders shall, by notice to the Borrower, declare the Commitments of all of the Lenders terminated forthwith, whereupon such Commitments shall immediately terminate, and (B) with the consent of the Required Lenders, the Agent may, and upon the direction of the Required Lenders shall, by notice of default to the Borrower, declare the Revolving Credit Loans, all accrued and unpaid interest thereon and all other amounts owing under the Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable, and the Agent may, and upon the direction of the Required Lenders shall, exercise any and all remedies and other rights provided in the Loan Documents. Except as otherwise provided in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived. The Borrower hereby further expressly waives and covenants not to assert any appraisement, valuation, stay, extension, redemption or similar laws, now or at any time hereafter in force which might delay, prevent or otherwise impede the performance or enforcement of any Loan Document.

                  (b) In the event that the Commitments of all the Lenders shall have been terminated or the Revolving Credit Loans shall have been declared due and payable pursuant to the provisions of this Section, any funds received by the Agent and the Lenders from or on behalf of the Borrower shall be applied by the Agent and the Lenders in liquidation of the Revolving Credit Loans and the other obligations of the Borrower under the Loan Documents in the following manner and order: (i) first, to the payment of interest on, and then the principal portion of, any Revolving Credit Loans which the Agent may have advanced on behalf of any Lender for which the Agent has not then been reimbursed by such Lender or the Borrower; (ii) second, to the payment of any fees or expenses due the Agent from the Borrower, (iii) third, to reimburse the Agent and the Lenders for any expenses (to the extent not paid pursuant to clause (ii) above) due from the Borrower pursuant to the provisions of Section 11.5; (iv) fourth, to the payment of accrued Fees and all other fees, expenses and amounts due under the Loan Documents (other than principal and interest on the Revolving Credit Loans), (v) fifth, to the payment pro rata according to the outstanding principal balance of the Revolving Credit Loans, of interest due on the Revolving Credit Loans of each Lender; (vi) sixth, to the payment, pro rata according to the outstanding principal balance of the Revolving Credit Loans, of principal outstanding on the Loans; and (vii) seventh, to the payment of any other amounts owing to the Agent and the Lenders under any Loan Document.


10.      THE AGENT

         10.1.    Appointment

                  Each Lender hereby irrevocably designates and appoints BNY as the Agent of such Lender under the Loan Documents and each Lender hereby irrevocably authorizes the Agent to take such action on its behalf under the provisions of the Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of the Loan Documents, together with such other powers as are reasonably incidental thereto. The duties of the Agent shall be mechanical and administrative in nature, and, notwithstanding any provision to the contrary elsewhere in any Loan Document, the Agent shall not have any duties or responsibilities other than those expressly set forth therein, or any fiduciary relationship with, or fiduciary duty to, any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Loan Documents or otherwise exist against the Agent.

         10.2.    Delegation of Duties

                  The Agent may execute any of its duties under the Loan Documents by or through agents or attorneys-in-fact and shall be entitled to rely upon, and shall be fully protected in, and shall not be under any liability for, relying upon, the advice of counsel concerning all matters pertaining to such duties.

         10.3.    Exculpatory Provisions

                  Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (A) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with the Loan Documents (except the Agent for its own gross negligence or willful misconduct), or (B) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any other Credit Party or any officer thereof contained in the Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, the Loan Documents or for the value, validity, effectiveness, genuineness, perfection, enforceability or sufficiency of any of the Loan Documents or for any failure of the Borrower or any other Credit Party or any other Person to perform its obligations thereunder. The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, the Loan Documents, or to inspect the Property, books or records of the Borrower or any other Credit Party. The Lenders acknowledge that the Agent shall not be under any duty to take any discretionary action permitted under the Loan Documents unless the Agent shall be instructed in writing to do so by the Required Lenders and such instructions shall be binding on all Lenders and all holders of the Revolving Credit Notes; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or is contrary to law or any provision of the Loan Documents. The Agent shall not be under any liability or responsibility whatsoever, as Agent, to the Borrower or any other Credit Party or any other Person as a consequence of any failure or delay in performance, or any breach, by any Lender of any of its obligations under any of the Loan Documents.

         10.4.    Reliance by Agent

                  The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, opinion, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by a proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower or any other Credit Party), independent accountants and other experts selected by the Agent. The Agent may treat each Lender or the Person designated in the last notice filed with it under this Section, as the holder of all of the interests of such Lender in its Revolving Credit Loans and Revolving Credit Note until written notice of transfer, signed by such Lender (or the Person designated in the last notice filed with the Agent) and by the Person designated in such written notice of transfer, in form and substance satisfactory to the Agent, shall have been filed with the Agent. The Agent shall not be under any duty to examine or pass upon the validity, effectiveness, enforceability or genuineness of the Loan Documents or any instrument, document or communication furnished pursuant thereto or in connection therewith, and the Agent shall be entitled to assume that the same are valid, effective and genuine, have been signed or sent by the proper parties and are what they purport to be. The Agent shall be fully justified in failing or refusing to take any action under the Loan Documents unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under the Loan Documents in accordance with a request or direction of the Required Lenders, and such request or direction and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Revolving Credit Notes.

         10.5.    Notice of Default

                  The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Agent has received written notice thereof from a Lender or the Borrower. In the event that the Agent receives such a notice, the Agent shall promptly give notice thereof to the Lenders and the Borrower. The Agent shall take such action, or refrain from taking such action, with respect to such Default or Event of Default as shall be directed by the Required Lenders, provided, however, that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem to be in the best interests of the Lenders.

         10.6.    Non-Reliance on Agent and Other Lenders

                  Each Lender expressly acknowledges that neither the Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Agent hereinafter, including any review of the affairs of the Borrower or any other Credit Party, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any Lender, and based on such documents and information as it has deemed appropriate made its own evaluation of and investigation into the business, operations, Property, financial and other condition and creditworthiness of the Borrower or any other Credit Party and the value and Lien status of any collateral security and made its own decision to enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent or any Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, evaluations and decisions in taking or not taking action under any Loan Document, and to make such investigation as it deems necessary to inform itself as to the business, operations, Property, financial and other condition and creditworthiness of the Borrower or any other Credit Party and the value and Lien status of any collateral security. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, Property, financial and other condition or creditworthiness of the Borrower or any other Credit Party which at any time may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

         10.7.    Indemnification

                  Each Lender agrees to indemnify and hold harmless the Agent in its capacity as such (to the extent not promptly reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), pro rata according to the aggregate of the outstanding principal balance of the Revolving Credit Loans (or at any time when no Revolving Credit Loans are outstanding, according to its Commitment Percentage), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever including any amounts paid to the Lenders (through the Agent) by the Borrower or any other Credit Party pursuant to the terms of the Loan Documents, that are subsequently rescinded or avoided, or must otherwise be restored or returned) which may at any time (including at any time following the payment of the Revolving Credit Loans and Revolving Credit Notes) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other documents contemplated by or referred to therein or the transactions contemplated thereby or any action taken or omitted to be taken by the Agent under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting solely from the finally adjudicated gross negligence or willful misconduct of the Agent. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its pro rata share of any unpaid fees owing to the Agent, and any costs and expenses (including reasonable fees and expenses of counsel) payable by the Borrower under Section 11.5, to the extent that the Agent has not been paid such fees or has not been reimbursed for such costs and expenses, by the Borrower. The failure of any Lender to reimburse the Agent promptly upon demand for its pro rata share of any amount required to be paid by the Lenders to the Agent as provided in this Section shall not relieve any other Lender of its obligation hereunder to reimburse the Agent for its pro rata share of such amount, but no Lender shall be responsible for the failure of other Lender to reimburse the Agent for such other Lender's pro rata share of such amount. The agreements in this Section shall survive the termination of the Commitments of all of the Lenders and the payment of all amounts payable under the Loan Documents.

         10.8.    Agent in Its Individual Capacity

                  BNY and its affiliates may make secured or unsecured loans to, accept deposits from, issue letters of credit for the account of, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower or any other Credit Party as though BNY were not Agent hereunder and BNY Capital Markets, Inc. did not arrange the transactions contemplated hereby. With respect to the Commitment made or renewed by BNY and the Revolving Credit

Note issued to BNY, BNY shall have the same rights and powers under the Loan Documents as any Lender and may exercise the same as though it were not the Agent, and the terms "Lender" and "Lenders" shall in each case include BNY.

         10.9.    Successor Agent

                  If at any time the Agent deems it advisable, in its sole discretion, it may submit to each of the Lenders a written notice of its resignation as Agent under the Loan Documents, such resignation to be effective upon the earlier of (i) the written acceptance of the duties of the Agent under the Loan Documents by a successor Agent and (ii) on the 30th day after the date of such notice. Upon any such resignation, the Required Lenders shall have the right to appoint from among the Lenders a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders and accepted such appointment in writing within 30 days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which successor Agent shall be a commercial bank organized under the laws of the United States or any State thereof and having a combined capital, surplus, and undivided profits of at least $100,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent's rights, powers, privileges and duties as Agent under the Loan Documents shall be terminated. The Borrower, the other Credit Parties and the Lenders shall execute such documents as shall be necessary to effect such appointment. After any retiring Agent's resignation as Agent, the provisions of the Loan Documents shall inure to its benefit as to any actions taken or omitted to be taken by it, and any amounts owing to it, while it was Agent under the Loan Documents. If at any time there shall not be a duly appointed and acting Agent, the Borrower agrees to make each payment due under the Loan Documents directly and the Lenders entitled thereto during such time.


11.      OTHER PROVISIONS

         11.1.    Amendments and Waivers

                  With the written consent of the Required Lenders, the Agent and the Borrower and any other appropriate Credit Party may, from time to time, enter into written amendments, supplements or modifications of the Loan Documents and, with the consent of the Required Lenders, the Agent on behalf of the Lenders may execute and deliver to any such parties a written instrument waiving or a consent to a departure from, on such terms and conditions as the Agent may specify in such instrument, any of the requirements of the Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such amendment, supplement, modification, waiver or consent shall:

                  (a) without the consent of all of the Lenders, (i) increase the Aggregate Commitment Amount, (ii) extend the Maturity Date, (iii) decrease the rate, or extend the time of payment, of interest of, or change or forgive the principal amount or extend the time of payment of, or change the pro rata allocation of payments under, any Revolving Credit Note, or decrease the rate, or extend the time of payment, or change the pro rata allocation of payments in respect of the Commitment Fee, (iv) extend the date or decrease the amount of any required reduction of the Commitment Amount pursuant to Section 2.4(b), (v) release all or any of the obligations of any Credit Party under the Collateral Documents (other than in connection with (A) a Disposition by or of any Credit Party permitted by Section 8.4, or (B) any release specifically provided for in the Collateral Documents), (vi) release any Collateral or any security interest therein (other than in connection with (A) a Disposition permitted under Section 8.4, or (B) any release specifically provided for in the Collateral Documents,
         (vii) change the provisions of Sections 3.6, 3.10, 9.1(a), 9.1(b), 11.1 or 11.7(a), or (viii) change the definition of "Required Lenders";

                  (b) without the written consent of the Agent, amend, modify or waive any provision of Section 10 or otherwise change any of the rights or obligations of the Agent hereunder or under the Loan Documents; and

                  (c) increase or decrease a Lender's Commitment Amount without such Lender's consent.

                  Any such amendment, supplement, modification or waiver shall apply equally to the Agent and each of the Lenders and shall be binding upon the parties to the applicable Loan Document, the Lenders, the Agent and all future holders of the Revolving Credit Notes. In the case of any waiver, the parties to the applicable Loan Document, the Lenders and the Agent shall be restored to their former position and rights hereunder and under the outstanding Revolving Credit Notes and other Loan Documents to the extent provided for in such waiver, and any Default or Event of Default waived shall not extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. The Loan Documents may not be amended orally or by any course of conduct. Notwithstanding anything to the contrary contained in any

Loan Document, the Agent may, at any time and from time to time without the consent of any one or more of the Lenders, (i) release all or any of the obligations of any Credit Party under the Collateral Documents in connection with (A) a Disposition by or of such Credit Party permitted by Section 8.4, or
(B) any release specifically provided for in the Collateral Documents, and (ii) release any Collateral or any security interest therein in connection with (A) any disposition of such Collateral permitted by Section 8.4, or (B) any release specifically provided for in the Collateral Documents.

         11.2.    Notices

                  All notices, requests and demands to or upon the respective parties to the Loan Documents to be effective shall be in writing and, unless otherwise expressly provided therein, shall be deemed to have been duly given or made when delivered by hand, one Business Day after having been sent by overnight courier service, or when deposited in the mail, first-class postage prepaid, or, in the case of notice by telecopy, when sent, addressed as follows in the case of the Borrower or the Agent, addressed to the Domestic Lending Office, in the case of each Lender, or addressed to such other addresses as to which the Agent may be hereafter notified by the respective parties thereto or any future holders of the Revolving Credit Notes:

                  The Borrower:

                  Production Resource Group, L.L.C.
                  539 Temple Hill Road
                  New Windsor, New York  12553
                  Attention:     Kenneth W. Cabarle,
                                 Chief Financial Officer
                  Telephone:     (914) 567-5825
                  Telecopy:      (914) 567-5804

                  The Agent:

                  The Bank of New York
                  One Wall Street
                  Agency Function Administration
                  18th Floor
                  New York, New York 10286
                  Attention:     Michael Pizarro,
                                 Agency Function Administrator
                  Telephone:     (212) 635-7388
                  Telecopy:      (212) 635-6365 or 6366 or 6367

                  with a copy to:

                  The Bank of New York
                  One Wall Street
                  New York, New York 10286
                  Attention:     Brian C. Weddington,
                                 Assistant Vice President
                  Telephone:     (212) 635-8473
                  Telecopy:      (212) 635-8595,

except that any notice, request or demand by the Borrower to or upon the Agent or the Lenders pursuant to Sections 2.3 or 3.3 shall not be effective until received. Any party to a Loan Document may rely on signatures of the parties thereto which are transmitted by telecopy or other electronic means as fully as if originally signed.

         11.3.    No Waiver; Cumulative Remedies

                  No failure to exercise and no delay in exercising, on the part of the Agent or any Lender, any right, remedy, power or privilege under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges under the Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

         11.4. Survival of Representations and Warranties and Certain
Obligations

                  (a) All representations and warranties made under the Loan Documents and in any document, certificate or statement delivered pursuant thereto or in connection therewith shall survive the execution and delivery of the Loan Documents.

                  (b) The obligations of the Borrower under Sections 3.5, 3.6, 3.7, 3.8, 3.9, 3.10, 3.11, 11.5 and 11.8 shall survive the termination of the Commitments of all of the Lenders and the payment of the Revolving Credit Loans and all other amounts payable under the Loan Documents.

         11.5.    Expenses

                  The Borrower agrees, promptly upon presentation of a statement or invoice therefor, and whether any Revolving Credit Loan is made (i) to pay or reimburse the Agent and BNY Capital Markets, Inc. for all their respective out-of-pocket costs and expenses reasonably incurred in connection with the development, preparation, execution and syndication of, the Loan Documents and any amendment, supplement or modification thereto (whether or not executed or effective), any documents prepared in connection therewith and the consummation of the transactions contemplated thereby, including the reasonable fees and disbursements of Special Counsel, (ii) to pay or reimburse the Agent and the Lenders for all of their respective costs and expenses, including reasonable fees and disbursements of counsel, incurred in connection with (A) any Default or Event of Default and any enforcement or collection proceedings resulting therefrom or in connection with the negotiation of any restructuring or "work-out" (whether consummated or not) of the obligations of any Credit Party under any of the Loan Documents and (B) the enforcement of this Section and
(iii) to pay, indemnify and hold each Lender and the Agent and each of their respective officers, directors and employees harmless from and against any and all other liabilities, obligations, claims, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including reasonable counsel fees and disbursements) with respect to the enforcement and performance of the Loan Documents, the use of the proceeds of the Revolving Credit Loans and the enforcement and performance of the provisions of any subordination agreement involving the Agent and the Lenders (all the foregoing, collectively, the "Indemnified Liabilities") and, if and to the extent that the foregoing indemnity may be unenforceable for any reason, the Borrower agrees to make the maximum payment not prohibited under applicable law; provided, however, that the Borrower shall have no obligation to pay Indemnified Liabilities to the Agent or any Lender arising from the finally adjudicated gross negligence or willful misconduct of the Agent or such Lender or claims between one indemnified party and another indemnified party. The agreements in this Section shall survive the termination of the Commitments of all of the Lenders and the payment of all amounts payable under the Loan Documents.

         11.6.    Lending Offices

                  (a) Each Lender shall have the right at any time and from time to time to transfer its Revolving Credit Loans to a different office, provided that such Lender shall promptly notify the Agent and the Borrower of any such change of office. Such office shall thereupon become such Lender's Domestic Lending Office or Eurodollar Lending Office, as the case may be, provided, however, that no Lender shall be entitled to receive any greater amount under Sections 3.5, 3.6, 3.7 and 3.10, as a result of a transfer of any such Revolving Credit Loans to a different office of such Lender than it would be entitled to immediately prior thereto unless such claim would have arisen even if such transfer had not occurred.

                  (b) Each Lender agrees that, upon the occurrence of any event giving rise to any increased cost or indemnity under Sections 3.5, 3.6, 3.7 and
3.10 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Revolving Credit Loans affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section.

Nothing in this Section shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 3.5, 3.6, 3.7 and 3.10.

         11.7.    Assignments and Participations

                  (a) The Loan Documents shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Agent, all future holders of the Revolving Credit Notes, and their respective successors and assigns, except that neither the Borrower nor any other Credit Party may assign, delegate or transfer any of its rights or obligations under the Loan Documents without the prior written consent of the Agent and each Lender.

                  (b) Each Lender shall have the right at any time, upon written notice to the Agent of its intent to do so, to sell, assign, transfer or negotiate all or any part of its rights and obligations under the Loan Documents to one or more of its affiliates, to one or more of the other Lenders (or to affiliates of such other Lenders) or, with the prior written consent of the Borrower and the Agent (which consents shall not be unreasonably withheld and, in the case of the Borrower, shall not be required upon the occurrence and during the continuance of an Event of Default), to sell, assign, transfer or negotiate all or any part of its rights and obligations under the Loan Documents to any Eligible Assignee, provided that (i) each such sale, assignment, transfer or negotiation (other than sales, assignments, transfers or negotiations (x) to its affiliates or (y) its entire interest) shall be in a minimum amount of $5,000,000 and (ii) there shall be paid to the Agent by it a fee (an "Assignment Fee") of $3,500. For each assignment, the parties to such assignment shall execute and deliver to the Agent for its acceptance and recording an Assignment and Acceptance Agreement. Upon such execution, delivery, acceptance and recording by the Agent, from and after the effective date specified in such Assignment and Acceptance Agreement, the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance Agreement, the assignor Lender thereunder shall be released from its obligations under the Loan Documents. The Borrower agrees upon written request of the Agent and at the Borrower's expense to execute and deliver (1) to such assignee, a Revolving Credit Note, dated the effective date of such Assignment and Acceptance Agreement, in an aggregate principal amount equal to the Revolving Credit Loans assigned to, and Commitment assumed by, such assignee and (2) to such assignor Lender if it did not assign its entire interest, a Revolving Credit Note, dated the effective date of such Assignment and Acceptance Agreement, in an aggregate principal amount equal to the balance of such assignor Lender's Commitment Amount, if any, and each assignor Lender shall cancel and return to the Borrower its existing Revolving Credit Note. Upon any such sale, assignment or other transfer, the Commitment Amounts set forth in Exhibit A shall be adjusted accordingly by the Agent and a new Exhibit A shall be distributed by the Agent.

                  (c) Each Lender may, with the prior written consent of the Borrower and the Agent (which consents shall not be unreasonably withheld), grant participations in all or any part of its rights under the Loan Documents to one or more Eligible Assignees, provided that (i) its obligations under the Loan Documents shall remain unchanged, (ii) it shall remain solely responsible to the other parties to the Loan Documents for the performance of such obligations, (iii) the Borrower, the Agent and the Lenders, as applicable, shall continue to deal solely and directly with it in connection with its rights and obligations under the Loan Documents, (iv) no sub-participations shall be permitted and (v) the voting rights of any holder of any participation shall be limited to decisions that only do any of the following: (A) subject the participant to any additional obligation, (B) reduce the principal of, or interest on the Revolving Credit Notes or any fees or other amounts payable under the Loan Documents, (C) postpone any date fixed for the payment of principal of, or interest on the Revolving Credit Notes or any fees or other amounts payable under the Loan Documents, (D) release any security interest or Collateral, except to the extent that such release is specifically provided for in any Loan Document or (E) release any guarantor under any guarantee. The Borrower acknowledges and agrees that any such participant shall for purposes of Sections 3.5, 3.6, 3.7, 3.8, 3.9, 3.10 and 3.11, be deemed to be a "Lender"; provided, however, the Borrower shall not, at any time, be obligated to pay any participant in any interest of any Lender hereunder any sum in excess of the sum which the Borrower would have been obligated to pay to such Lender in respect of such interest had such Lender not sold such participation.

                  (d) If any (i) assignment is made pursuant to subsection (b)

above or (ii) any participation is granted pursuant to subsection (c) above, to any Person that is not a U.S. Person, such Person shall furnish such certificates, documents or other evidence to the Borrower and the Agent in the case of clause (i), and to the Borrower or the Lender which sold such participation, as the case may be, in the case of clause (ii), as shall be required by Section 3.10(e).

                  (e) No Lender shall, as between and among the Borrower, the Agent and such Lender, as the case may be, be relieved of any of its obligations under the Loan Documents as a result of any sale, assignment, transfer or negotiation of, or granting of participations in, all or any part of its Revolving Credit Loans, its Revolving Credit Note or its Commitment, except that it shall be relieved of its obligations to the extent of any such sale, assignment, transfer, or negotiation of all or any part of its Revolving Credit Loans, its Commitment and its Revolving Credit Note pursuant to subsection (b) above.

                  (f) Notwithstanding anything to the contrary contained in this Section, any Lender may at any time or from time to time assign all or any portion of its rights under the Loan Documents to a Federal Reserve Bank, provided that any such assignment shall not release such assignor from its obligations thereunder.

         11.8.    Indemnity

                  The Borrower agrees to defend, protect, indemnify, and hold harmless the Agent, BNY Capital Markets, Inc. and each and all of the Lenders, each of their respective Affiliates and each of the respective officers, directors, employees and agents of each of the foregoing (each an

"Indemnified Person" and, collectively, the "Indemnified Persons") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the fees and disbursements of counsel to such Indemnified Persons in connection with any investigative, administrative or judicial proceeding, whether direct, indirect or consequential and whether based on any federal or state laws or other statutory regulations, including securities and commercial laws and regulations, under common law or at equitable cause, or on contract or otherwise, including any liabilities and costs under Environmental Laws, Federal, state or local health or safety laws, regulations, or common law principles, arising from or in connection with the past, present or future operations of the Borrower, any other Credit Party, or their respective predecessors in interest, or the past, present or future environmental condition of the Property of the Borrower or any of its Subsidiaries, the presence of asbestos-containing materials at any such Property, or the release or threatened release of any Hazardous Substance into the environment from any such Property) in any manner relating to or arising out of the Loan Documents, any commitment letter or fee letter executed and delivered by the Borrower or any of its Subsidiaries and/or the Agent, the capitalization of the Borrower or any of its Subsidiaries, the Commitments, the

making of, management of and participation in the Revolving Credit Loans, or the use or intended use of the proceeds of the Revolving Credit Loans hereunder, provided that the Borrower shall have no obligation under this Section to an Indemnified Person with respect to any of the foregoing to the extent found in a final judgment of a court having jurisdiction to have resulted primarily out of the gross negligence or wilful misconduct of such Indemnified Person or arising solely from claims between one such Indemnified Person and another such Indemnified Person. The indemnity set forth herein shall be in addition to any other obligations or liabilities of the Borrower to each Indemnified Person under the Loan Documents or at common law or otherwise, and shall survive any termination of the Loan Documents, the expiration of the Commitments of all of the Lenders and the payment of all Indebtedness of the Credit Parties under the Loan Documents.

         11.9.    Limitation of Liability

                  No claim may be made by the Borrower, any of its Subsidiaries, any other Credit Party, any Lender or other Person against the Agent, any Lender, or any directors, officers, employees, or agents of any of them for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by any Loan Document, or any act, omission or event occurring in connection therewith, and each of the Borrower, its Subsidiaries, such other Credit Party, any such Lender or other Person hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

         11.10.   Counterparts

                  Each Loan Document (other than the Revolving Credit Notes) may be executed by one or more of the parties thereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same document. It shall not be necessary in making proof of any Loan Document to produce or account for more than one counterpart signed by the party to be charged. A counterpart of any Loan Document or to any document evidencing, and of any an amendment, modification, consent or waiver to or of any Loan Document transmitted by telecopy shall be deemed to be an originally executed counterpart. A set of the copies of the Loan Documents signed by all the parties thereto shall be deposited with each of the Borrower and the Agent. Any party to a Loan Document may rely upon the signatures of any other party thereto which are transmitted by telecopy or other electronic means to the same extent as if originally signed.

         11.11.   Adjustments; Set-off

                  (a) If any Lender (a "Benefited Lender") shall at any time receive any payment of all or any part of the principal of its Revolving Credit Loans owing to such Lender, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 9.1(h) or (i), or otherwise), in a greater proportion than any such payment to and collateral received by any other Lender in respect of the principal of such other Lender's Revolving Credit Loans to such other Lender, or interest thereon, such Benefited Lender shall purchase for cash from each of the other Lenders such portion of each such other Lender's Revolving Credit Loans, and shall provide each of such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders, provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and such other Lenders shall repay to the Benefited Lender the purchase price to the extent of such recovery, together with an amount equal to each Lender's pro rata share (according to the proportion of (i) the amount of each other Lender's required repayment to (ii) the total amount so recovered from the Benefited Lender) of any interest or other amount paid or payable by the Benefited Lender in respect of the total amount so recovered.

                  (b) In addition to any rights and remedies of the Lenders provided by law, upon the occurrence of an Event of Default and the acceleration of the obligations owing in connection with the Loan Documents, or at any time upon the occurrence and during the continuance of an Event of Default, under
Section 9.1(a) or (b), each Lender shall have the right, without prior notice to the Borrower or any other Credit Party, any such notice being expressly waived by the Borrower and each other Credit Party to the extent not prohibited by applicable law, to set-off and apply against any indebtedness, whether matured or unmatured, of the Borrower or such other Credit Party, as the case may be, to such Lender any amount owing from such Lender to the Borrower or such other Credit Party, as the case may be, at, or at any time after, the happening of any of the above-mentioned events. To the extent not prohibited by applicable law, the aforesaid right of set-off may be exercised by such Lender against the Borrower or such other Credit Party, as the case may be, or against any trustee in bankruptcy, custodian, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor of the Borrower or such other Credit Party, as the case may be, or against anyone else claiming through or against the Borrower or such other Credit Party, as the case may be, or such trustee in bankruptcy, custodian, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by such Lender prior to the making, filing or issuance, or service upon such Lender of, or of notice of, any such petition, assignment for the benefit of creditors, appointment or application for the appointment of a receiver, or issuance of execution, subpoena, order or warrant. Each Lender agrees promptly to notify the Borrower and the Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

         11.12.   Construction


                  Each party to a Loan Document represents that it has been represented by counsel in connection with the Loan Documents and the transactions contemplated thereby and that the principle that agreements are to be construed against the party drafting the same shall be inapplicable.

         11.13.   Governing Law

                  The Loan Documents and the rights and obligations of the parties thereunder shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of New York, without regard to principles of conflict of laws, but including Section 5-1401 of the General Obligations Law.

         11.14.   Headings Descriptive

                  Section headings have been inserted in the Loan Documents for convenience only and shall not be construed to be a part thereof.

         11.15.   Severability

                  Every provision of the Loan Documents is intended to be severable, and if any term or provision thereof shall be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions thereof shall not be affected or impaired thereby, and any invalidity, illegality or unenforceability in any jurisdiction shall not affect the validity, legality or enforceability of any such term or provision in any other jurisdiction.

         11.16.   Integration

                  All exhibits to a Loan Document shall be deemed to be a part thereof. Except for agreements between the Agent and the Borrower with respect to certain fees, the Loan Documents embody the entire agreement and understanding among the Borrower, the Agent and the Lenders with respect to the subject matter thereof and supersede all prior agreements and understandings among the Borrower, the Agent and the Lenders with respect to the subject matter thereof.

         11.17.   Consent to Jurisdiction

                  Each party to a Loan Document hereby irrevocably submits to the jurisdiction of any New York State or Federal court sitting in the City of New York over any suit, action or proceeding arising out of or relating to the Loan Documents. Each party to a Loan Document hereby irrevocably waives, to the fullest extent permitted or not prohibited by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. Each Credit Party hereby agrees that a final judgment in any such suit, action or proceeding brought in such a court, after all appropriate appeals, shall be conclusive and binding upon it.


         11.18.   Service of Process

                  Each party to a Loan Document hereby irrevocably consents to the service of process in any suit, action or proceeding by sending the same by first class mail, return receipt requested or by overnight courier service, to the address of such party set forth in Section 11.2 of the applicable Loan Document executed by such party. Each party to a Loan Document hereby agrees that any such service (i) shall be deemed in every respect effective service of process upon it in any such suit, action, or proceeding, and (ii) shall to the fullest extent enforceable by law, be taken and held to be valid personal service upon and personal delivery to it.

         11.19.   No Limitation on Service or Suit

                  Nothing in the Loan Documents or any modification, waiver, consent or amendment thereto shall affect the right of the Agent or any Lender to serve process in any manner permitted by law or limit the right of the Agent or any Lender to bring proceedings against any Credit Party in the courts of any jurisdiction or jurisdictions in which such Credit Party may be served.

         11.20.   WAIVER OF TRIAL BY JURY

                  EACH OF THE AGENT, THE LENDERS AND THE CREDIT PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREIN. FURTHER, EACH CREDIT PARTY HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF THE AGENT OR THE LENDERS, OR COUNSEL TO THE AGENT OR THE LENDERS, HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE AGENT OR THE LENDERS WOULD NOT, IN THE EVENT OF SUCH LITIGATION, SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION. EACH CREDIT PARTY ACKNOWLEDGES THAT THE AGENT AND THE LENDERS HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, INTER ALIA, THE PROVISIONS OF THIS SECTION.

                  IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.


                                      PRODUCTION RESOURCE GROUP, L.L.C.


                                      By:
                                          -----------------------------------
                                      Name:
                                           ----------------------------------
                                      Title:
                                            ---------------------------------


                                      THE BANK OF NEW YORK,
                                      Individually and as Agent


                                      By:
                                          -----------------------------------
                                      Name:
                                           ----------------------------------
                                      Title:
                                            ---------------------------------


                                      BANK OF SCOTLAND


                                      By:
                                          -----------------------------------
                                      Name:
                                           ----------------------------------
                                      Title:
                                            ---------------------------------

                                     CIBC INC.


                                      By:
                                          -----------------------------------
                                      Name:
                                           ----------------------------------
                                      Title:
                                            ---------------------------------

                                      CORESTATES BANK


                                      By:
                                          -----------------------------------
                                      Name:
                                           ----------------------------------
                                      Title:
                                            ---------------------------------


                                      FIRST UNION NATIONAL BANK


                                      By:
                                          -----------------------------------
                                      Name:
                                           ----------------------------------
                                      Title:
                                            ---------------------------------

                                      IBJ SCHRODER BANK & TRUST COMPANY

                                      By:
                                          -----------------------------------
                                      Name:
                                           ----------------------------------
                                      Title:
                                            ---------------------------------


                                      KEY CORPORATE CAPITAL INC.


                                      By:
                                          -----------------------------------
                                      Name:
                                           ----------------------------------
                                      Title:
                                            ---------------------------------

                                     USTRUST


                                      By:
                                          -----------------------------------
                                      Name:
                                           ----------------------------------
                                      Title:
                                            ---------------------------------

                                      STATE STREET BANK


                                      By:
                                          -----------------------------------
                                      Name:
                                           ----------------------------------
                                      Title:
                                            ---------------------------------